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                                                                  EXHIBIT 10.32

     NOTE: THE ORIGINAL TEMPLATE, (NORMAL) COULD NOT BE FOUND. DOCUMENT HAS BEEN
           ATTACHED TO BLANK.DOT TEMPLATE.







                              AMENDED AND RESTATED

                        ASSET PURCHASE AND SALE AGREEMENT



                                 BY AND BETWEEN


                            TELEDYNE INDUSTRIES, INC.


                                       AND


                      J.F. LEHMAN EQUITY INVESTORS I, L.P.


                            DATED AS OF MAY 17, 1999


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CONFIDENTIAL





                              AMENDED AND RESTATED

                        ASSET PURCHASE AND SALE AGREEMENT



     THIS AMENDED AND RESTATED ASSET PURCHASE AND SALE AGREEMENT ("AGREEMENT"), is dated and entered into as of May 17, 1999, by and among Teledyne Industries, Inc., a California corporation (the "SELLER"), and J.F. Lehman Equity Investors I, L.P., a Delaware limited partnership (the "PURCHASER"), with reference to the following:

                                    RECITALS

               A. The Seller, through the McCormick Selph Ordnance business unit ("MCCORMICK SELPH") of its Teledyne Ryan Aeronautical division, is the owner of certain assets more particularly described in this Agreement used by McCormick Selph in the manufacture and distribution of advanced controlled pyrotechnic components and systems for the aerospace industry and automotive safety products for use in connection with airbags and seat belt safety systems (the "BUSINESS") at the McCormick Selph facility located in Hollister, California (the "FACILITY").

               B. The Purchaser wishes to purchase the Business and certain of the assets of McCormick Selph used in the Business, and the Seller is willing to sell the Business and such assets of McCormick Selph, on the terms and conditions set forth herein.

               C. The Purchaser and the Seller are parties to an Asset Purchase and Sale Agreement dated as of May 12, 1999 (the "Original Purchase Agreement") with respect to the Business.

               NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants, agreements, terms and conditions set forth below, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby amend and restate the Original Purchase Agreement and agree as follows:

     SECTION 1: DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below:

               "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the United States Securities Exchange Act of 1934, as amended.

               "Agreement" means this Asset Purchase and Sale Agreement, as the same may be amended from time to time in accordance with the terms hereof.

               "Ancillary Agreements" means, collectively, the Assignment Agreement, the Assumption Agreement, the Bill of Sale and the Deed.



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               "Arbitrator" has the meaning set forth in Section 2.5(c).

               "Assignment Agreement" has the meaning set forth in Section 3.3.

               "Assumed Contracts" has the meaning set forth in Section 2.3(a).

               "Assumed Obligations" has the meaning set forth in Section
2.3(a).

               "Assumption Agreement" has the meaning set forth in Section 3.3.

               "Bid" has the meaning set forth in Section 4.19(d).

               "Bill of Sale" has the meaning set forth in Section 3.3.

               "Business" has the meaning set forth in the Recitals to this Agreement.

               "Cap" has the meaning set forth in Section 10.2(c).

               "Cash" means cash on hand or in banks and cash equivalents, marketable securities and short-term investments.

               "CERCLA" means the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

               "Closing" has the meaning set forth in Section 3.1.

               "Closing Date" has the meaning set forth in Section 3.2.

               "Closing Statement" has the meaning set forth in section 2.5(b).

               "COBRA Provisions" has the meaning set forth in Section 8(c).

               "Code" means the United States Internal Revenue Code of 1986, as amended.

               "Competing Entity" has the meaning set forth in Section 7.5(a).

               "Confidentiality Agreement" means the confidentiality letter agreement dated October 2, 1998 from the Purchaser to Lincoln Partners LLC, on behalf of Allegheny Teledyne Incorporated.

               "Contracts" has the meaning set forth in Section 2.1(d).

               "Deed" has the meaning set forth in Section 3.3.

               "Disclosure Schedules" means, collectively, the various Schedules referred to in this Agreement.

               "Employee Benefit Plan" means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is required by the context in which the term is used.

               "Employee Pension Benefit Plan" has the meaning set forth in
Section 3(2) of ERISA.

               "Employee Welfare Benefit Plan" has the meaning set forth in
Section 3(1) of ERISA.

               "Employees" means all of the Seller's employees who are actively employed on a full-time basis in connection with the Business on the Closing Date, including those employees who are on temporary leave for purposes of jury duty, vacation, annual military duty, short term

                                       2
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disability, workers' compensation or sick leave. Employees on short term disability will be deemed to be Employees only at such time, if any, as such employees are reinstated or reemployed by the Purchaser after the Closing Date. Seller's employees on long term disability shall not be deemed to be Employees for purposes of this definition.

               "Environmental Condition" means (a) any condition arising out of any Release of Hazardous Materials from or onto the Owned Real Property in connection with the Business, (b) any condition at any third party location arising out of any Release of Hazardous Materials which the Business generated,
(c) any violation by the Business of any Environmental Permit or of any Environmental Law or (d) any condition at the Owned Real Property requiring investigation or remediation under any Environmental Law.

               "Environmental Law" means any Law relating to the protection of the air, surface water, groundwater or land, and/or governing the handling, use, generation, treatment, storage or disposal of Hazardous Materials, but not including any Law relating to matters administered by the Occupational Safety and Health Administration or by any state equivalent thereof.

               "Environmental Losses" has the meaning set forth in Section 10.6(a).

               "Environmental Permit" means each permit, license, order, variance, registration or other authorization of any federal, state, or local governmental agency issued, approved or required to be obtained under any Environmental Law.

               "Equipment" has the meaning set forth in Section 2.1(a).

               "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

               "Excluded Assets" has the meaning set forth in Section 2.2.

               "Excluded Liabilities" has the meaning set forth in Section
2.3(b).

               "Facility" has the meaning set forth in the Recitals to the Agreement.

               "Final Net Working Capital Amount" has the meaning set forth in
Section 2.5(a).

               "Financial Statements" has the meaning set forth in Section 4.4.

               "Government Contract" has the meaning set forth in Section
4.19(d).

               "Governmental Entity" means any government or any governmental agency, bureau, board, commission, department or political subdivision, whether federal, state or local, domestic or foreign.

               "Hart-Scott-Rodino Act" means the United States Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

               "Hazardous Materials" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Law or the Release of which is prohibited under any Environmental Law. Without limiting the generality of the foregoing, the term will include (a) "hazardous substances" as defined in CERCLA, (b) "extremely hazardous substances" as defined in Title III of the United States Superfund Amendments and Reauthorization Act, each as amended, and regulations promulgated thereunder, (c) "hazardous waste" as defined in the United States Resource Conservation and Recovery Act of 1976, as

                                       3
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amended, and regulations promulgated thereunder, (d) "hazardous materials" as defined in the United States Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder and (e) "chemical substance or mixture" as defined in the United States Toxic Substances Control Act, as amended, and regulations promulgated thereunder.

               "Indemnified Party" has the meaning set forth in Section 10.4.

               "Indemnifying Party" has the meaning set forth in Section 10.4.

               "Intellectual Property" has the meaning set forth in Section
4.10.

               "Inventories" has the meaning set forth in Section 2.1(b).

               "Knowledge" as applied to the Seller means the actual conscious knowledge of the members of the management of McCormick Selph or the Seller identified on Schedule 1.1 of the Disclosure Schedules.

               "Law" means any federal, state or local, domestic or foreign, constitutional provision, statute, law, common law, rule, regulation, Permit, decree, injunction, judgment, order or legally binding ruling, determination, finding or writ of any Governmental Entity enacted as of the date hereof.

               "Lien" means any lien, mortgage, pledge, security interest, charge, claim or other encumbrance.

               "Losses" has the meaning set forth in Section 10.2(a).

               "McCormick Selph" has the meaning set forth in the Recitals to this Agreement.

               "Net Working Capital" means the difference between the sum of (a) prepaid expenses, deposits, accounts receivable (less reserves), inventory (less reserves) and other current assets of the Business included in the Purchased Assets and (b) accounts payable, accrued expenses and other current liabilities included in the Assumed Obligations all as determined in accordance with generally accepted United States accounting principles ("GAAP") in a manner consistent with the historic accounting principles of the Business, subject to
Section 6.3 hereof and Schedules 2.5 and 4.4. Working Capital shall be determined without giving effect to the transactions contemplated by this Agreement.

               "Owned Real Property" has the meaning set forth in Section
2.1(g).

               "Paying Party" has the meaning set forth in Section 8.2(d).

               "Perchlorate-TCE Condition" shall mean any Environmental Condition resulting from the presence at the Owned Real Property of perchlorate and/or trichloroethylene, and any degradation products thereof, in the soil or groundwater at levels above the applicable remediation action levels in effect at the Closing Date under applicable Environmental Laws or that forms the basis of any third party claim made under Environmental Laws.

               "Permit" means any license, permit, franchise, certificate of authority or order, certificate of occupancy, building, safety and fire and health approval, or any waiver of the foregoing, issued by any Governmental Entity.

               "Permitted Lien" means (a) any Lien for Taxes, assessments or governmental charges or claims that are not yet delinquent, (b) any mechanics', materialmens' or similar Liens with respect to amounts that are not yet delinquent, (c) any purchase money Lien or any Lien

                                       4
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securing rental payments under capital lease arrangements, (d) in the case of the Owned Real Property, (i) utility and other easements, building and other restrictions, and other non-monetary charges and encumbrances of record, or in each case, if not of record, that do not (either individually or in the aggregate) materially interfere with or detract from the use, marketability or value of the Owned Real Property and (ii) provisions of any zoning or building Laws or any similar Laws and (e) the Liens set forth on Schedule 1.2 of the Disclosure Schedules.

               "Person" means an individual, a partnership, a corporation, a limited liability company or partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

               "Personal Injury" means any illness, disability, injury or death.

               "Prepaid Items" has the meaning set forth in Section 2.1(i).

               "Purchase Price" has the meaning set forth in Section 2.4(a).

               "Purchased Assets" has the meaning set forth in Section 2.1.

               "Purchaser" has the meaning set forth in the Preamble to this Agreement.

               "Purchaser Indemnified Parties" has the meaning set forth in
Section 10.2(a).

               "Reference Net Working Capital Amount" has the meaning set forth in Section 2.5(a), determined pursuant to the reference statement attached hereto as Schedule 2.5 (a) of the Disclosure Schedules.

               "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment.

               "Requester" has the meaning set forth in Section 7.3(h).

               "Schedule" means, unless the context otherwise requires, the referenced Schedule included in the Disclosure Schedules.

               "Seller" has the meaning set forth in the Preamble to this Agreement.

               "Seller Indemnified Parties" has the meaning set forth in Section 10.3(a).

               "Seller Plans" has the meaning set forth in Section 4.12.

               "Tax" means any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other tax, fee, assessment or charge, including any related interest, penalty or addition thereto.

               "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.

               "Transferred Employees" has the meaning set forth in Section
8(b).

               "US Dollars" and "US$" and "$" means the lawful currency of the United States of America.

               "U.S. Government" has the meaning set forth in Section 4.19(d).

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               "WARN Act" means the United States Federal Worker Adjustment and
Retraining Notification Act, as amended.

                           SECTION 2: THE TRANSACTION.

               2.1 Sale and Purchase of Assets. At the Closing, the Seller will sell, transfer, assign, convey, set over and deliver to the Purchaser, and the Purchaser will purchase, acquire and accept from the Seller all right, title and interest of the Seller in and to all of the assets, rights and properties of McCormick Selph, other than the Excluded Assets, that are owned or leased by the Seller primarily in connection with the conduct of the Business (collectively, the "PURCHASED ASSETS") including, without limitation, the following assets, rights and properties owned or leased by the Seller as of the Closing Date and primarily associated with the Business:

                    (a) all machinery, equipment, motor vehicles, tools, dies, spare parts, furniture and fixtures, leasehold improvements, automobiles, trucks, non-inventoried supplies and other miscellaneous tangible personal property related to, used or held for use in connection with the Business as of the Closing Date including those assets listed on Schedule 2.1(a) that are not located at the Facility (collectively the "EQUIPMENT");

                    (b) all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office, packaging and other supplies located at the Facility (collectively, the "INVENTORIES");

                    (c) all accounts and notes receivable and other current assets (other than the Inventories) of the Business, including without limitation all trade and other debts owed to the Seller in connection with the operation of the Business prior to the Closing Date;

                    (d) the benefit of (but subject to the burden of) all contracts, agreements, leases, commitments, instruments, guaranties, bids, orders and proposals to which the Seller is a party primarily in connection with the Business as of the Closing Date, including the Assumed Contracts, but excluding all corporate-wide purchasing arrangements which relate generally to the Business and other divisions or business units of the Seller or any of its Affiliates and any other arrangements with other divisions or business units of the Seller or any of its Affiliates. Schedule 2.1(d) to this Agreement contains a complete list of all such contracts and other agreements to be transferred to the Purchaser hereunder (collectively, the "CONTRACTS");

                    (e) to the extent legally assignable, all Permits held by the Seller in connection with the Business as of the Closing Date;

                    (f) all books, records (other than personnel records unless consented to by the relevant Employees), ledgers, files, documents, correspondence, lists, plats, drawings, creative materials, advertising and promotional materials, studies, reports and other printed or written materials used or held for use by the Seller primarily in connection with the Business which are material to continuing the operation of the Business as a going concern;

                    (g) the real property owned by the Seller described on
Schedule 4.8 of the Disclosure Schedules, together with all buildings, structures, improvements and fixtures and fittings located on or attached to such real property, and all rights appurtenant thereto (the "OWNED REAL PROPERTY");

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                    (h) Intellectual Property used by the Seller and relating
primarily to the Business, including the Seller's right to use the name "McCormick Selph" and the patents identified on Schedule 4.10;

                    (i) all prepaid items, deposits and other similar rights to future services or goods of the Seller relating to the Business (the prepaid items, deposits and other similar items to be conveyed to the Purchaser pursuant hereto are hereinafter collectively referred to as the "PREPAID ITEMS");

                    (j) all rights of the Seller relating to the Business under express or implied warranties from suppliers with respect to the Purchased Assets to the extent the same are assignable; and

                    (k) all other assets, whether tangible or intangible real or personal which exist on the Closing Date and which are primarily used in the Business.

               2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets will not include any assets not used primarily in the operation of the Business, including, without limitation, any of the following assets, rights or properties (collectively, the "EXCLUDED ASSETS"):

                    (a) any and all assets, rights and properties of the Seller or any of its Affiliates other than those used by McCormick Selph in connection with the operation of the Business;

                    (b) any assets located at the Facility which are not owned by the Seller and are identified on Schedule 2.2(b) of the Disclosure Schedules;

                    (c) any Cash of the Seller or any of its Affiliates, including all bank accounts;

                    (d) any rights or claims of the Seller or any of its Affiliates with respect to any Tax refund, carryback or carryforward or other credits to the Seller for periods ending prior to the Closing Date;

                    (e) any property, casualty, workers' compensation or other insurance policy or related insurance services contract relating to the Seller or any of its Affiliates, and any rights of the Seller or any of its Affiliates under any such insurance policy or contract, including, but not limited to, rights to any cancellation value and any payments under such policies related to claims made in connection with the 1998 explosion at the Facility;

                    (f) any rights of the Seller under this Agreement, the Ancillary Agreements or under any other agreement between the Seller and the Purchaser;

                    (g) all "Teledyne," "Allegheny Teledyne," "Teledyne Ryan Aeronautical" and "Ryan Aeronautical" marks, including any and all trademarks or service marks, trade names, registered and unregistered designs, slogans or other like property relating to or including the names "Teledyne," "Allegheny Teledyne," "Teledyne Ryan Aeronautical" and "Ryan Aeronautical," the marks Teledyne, Allegheny Teledyne, Teledyne Ryan Aeronautical, Ryan Aeronautical and any derivative thereof and the Teledyne, Allegheny Teledyne, Teledyne Ryan Aeronautical and Ryan Aeronautical logos or any derivatives thereof and any and all related trade dress; the Seller's proprietary computer programs or other software, including but

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not limited to the Seller's proprietary data bases (including environmental databases), accounting and reporting formats, systems and procedures which are not used primarily in the Business; and any documents or information which are subject to the attorney-client or work product privilege;

                    (h) proprietary or confidential non-technical business information, books, files, papers, records, data and policies of the Seller or any of its Affiliates that do not relate primarily to the Business, including proprietary business management software used by the Seller or any of its Affiliates other than the Business, such as the Teledyne corporate directories, management procedures and guidelines, proprietary data bases, accounting and financial reporting formats, systems and procedures, instructions and organization manuals;

                    (i) any claim, cause of action, suit, judgment, demand or right of any nature against third parties to the extent relating to any Excluded Liability or Excluded Asset and all attorney-client, work product and other legal privileges of the Seller related thereto;

                    (j) any pension assets attributable to Employees or any former employee of the Seller under any Seller Plans; and

                    (k) the consideration to be paid to the Seller pursuant to this Agreement.

               2.3. Assumption of Obligations.

                    (a) At the Closing the Purchaser will assume and become responsible for, and will thereafter pay, perform and discharge when due, the following specified liabilities and obligations, whether accrued, absolute, contingent or otherwise, known or unknown (collectively, the "ASSUMED OBLIGATIONS"):

                         (i) those liabilities and obligations of the Seller
arising on or after the Closing Date with respect to the Contracts listed on
Schedule 2.3(a)(i) (the "ASSUMED CONTRACTS");

                         (ii) those liabilities and obligations of the Seller
with respect to the Employees which the Purchaser has expressly agreed to assume pursuant to this Agreement (including liability for accrued vacation to the extent reflected on the Closing Statement), provided that the Purchaser shall have no liability with respect to severance payments, if any, which may be due and payable by the Seller or Allegheny Teledyne Incorporated to Patrick J. Carroll;

                         (iii) all product warranty obligations with respect to
products manufactured or sold by Seller in connection with the Business, subject to Section 7.6 hereof;

                         (iv) any claims for any commission or other
remuneration payable or alleged to be payable to any broker, agent or other intermediary who acted for Purchaser in connection with the transactions contemplated by this Agreement;

                         (v) all accounts payable, accrued liabilities, accrued
expenses and capital lease obligations of the Seller to the extent reflected in the Closing Statement; and

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                         (vi) all other debts, liabilities and obligations
arising out of or relating to events or transactions on or after the Closing Date in connection with the operation of the Business by the Purchaser or use of the Purchased Assets by the Purchaser.

                    (b) Except as otherwise expressly provided in Section 2.3(a) of this Agreement, the Purchaser does not assume, agree to perform or discharge, indemnify the Seller against or otherwise have any responsibility for any other liabilities or obligations of the Seller, fixed or contingent and whether arising prior to, on or after the Closing Date (the "EXCLUDED LIABILITIES"). Without limiting the generality of the foregoing, the Purchaser shall not be deemed to have assumed any of the following, all of which are Excluded
Liabilities:

                         (i) any liabilities or obligations of the Seller under
            the Seller Plans except those assumed pursuant to this Agreement;

                         (ii) any liabilities or obligations of the Seller
            with respect to Taxes;

                         (iii) any liability or obligation of the Seller
            arising out of (x) any litigation that is pending or threatened as of the Closing Date (whether or not set forth on Schedule 4.11) or (y) any litigation arising from any negligent, reckless or unlawful action or inaction of the Seller prior to the Closing Date;

                         (iv) any liabilities or obligations arising out of
            defects or alleged defects in or damages to persons or property arising out of defects in products manufactured or sold by the Seller prior to the Closing Date (whether or not set forth on Schedule 4.21) exclusive of warranty obligations under 2.3(a)(iii) hereof;

                         (v) any other liabilities or obligations of the
            Seller existing on the Closing Date which should have been accrued on the Closing Statement in accordance with the accounting principles utilized in preparing such Closing Statement but which were not so accrued;

                         (vi) except as assumed pursuant to Sections 2.3(a)
            (i) and (ii) hereof, any liability or obligation of the Seller to any employee or former employee of the Seller on account of the Seller's employment or termination of employment of that person on or prior to the Closing Date and severance payments, if any, which may be due and payable by the Seller or Allegheny Teledyne Incorporated to Patrick J. Carroll;

                         (vii) any liabilities or obligations (whether
            absolute, contingent or otherwise) relating to workers' compensation claims made by any employee of the Business (whether filed or presented prior to the Closing Date) in connection with claims arising before the Closing Date; and

                         (viii) any liabilities or obligations (whether
            absolute, contingent or otherwise) arising out of any violation of any

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            Environmental Law or Environmental Permit or arising out of the presence of Hazardous Materials or the existence of an Environmental Condition at any present or former facility owned, leased or operated in connection with the Business, or arising solely from the Release of Hazardous Materials by Seller that injures, or allegedly injures or otherwise exposes any person, including current and former employees, at any present or former facility owned, leased or operated in connection with the Business, or arising solely from the Release of Hazardous Materials by Seller attributable to the operation of the Business that affects, or allegedly affects, any third-party property not owned, leased, or operated by Seller or that injures, or allegedly injures or otherwise exposes, any person at such third-party properties, or arising solely from the Release of any Hazardous Materials at any third-party property at which Seller arranged for the disposal of any Hazardous Materials in each case to the extent existing prior to the Closing Date, whether or not listed on Schedule 4.14;

                         (ix) any liabilities or obligations arising out (a)
            any violation or breach by the Seller of any Government Contract, or (b) any violation by Seller of any Law applicable to any Government Contract or Bid, in each case occurring prior to the Closing Date, in each case whether or not listed on Schedule 4.19; and

                         (x) any liabilities or obligations arising out of
            the payment by the Seller in connection with the Business (a) of funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including but not limited unlawful expenses related to political activity, or (b) of funds for any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, in each case occurring prior to the Closing Date, in each case whether or not listed on Schedule 4.20.

                    (c) Liability for Releases of Hazardous Materials by both the Seller and the Purchaser shall be equitably allocated between the parties.

               2.4 Determination and Payment of Consideration.

                    (a) In consideration of the sale and transfer of the Purchased Assets to the Purchaser and the other undertakings of the Seller hereunder, the Purchaser shall (i) pay the sum of Thirty Nine Million Dollars ($39,000,000) (the "PURCHASE PRICE") to the Seller at the Closing in immediately available funds by wire transfer to a bank account specified by the Seller and
(ii) assume the Assumed Obligations.

                    (b) The Purchase Price payable by the Purchaser at the Closing will be subject to adjustment as provided in Section 2.5.

               2.5 Purchase Price Adjustment.

                    (a) The Purchase Price will be subject to adjustment upward or downward, as the case may be, following the Closing, in the amount of the difference, if any, between (i) $7,670,000, the estimated Net Working Capital as of January 3, 1999 (the "REFERENCE NET WORKING CAPITAL AMOUNT") and (ii) the Net Working Capital as of the Closing

Date as finally determined in accordance with the procedures specified below (the "FINAL NET WORKING CAPITAL AMOUNT").

                    (b) Promptly after the Closing Date, Purchaser will prepare and present to the Seller a statement in reasonable detail of the Net Working Capital of the Business as of the Closing Date (the "CLOSING STATEMENT"). The Closing Statement shall be delivered to the Seller no later than 30 days after the Closing Date. The Purchase Price adjustment shall be made on the basis of the Closing Statement.

                    (c) The Seller will deliver to the Purchaser a statement of any objections relating to the Closing Statement and the related Purchase Price adjustment, if any, as soon as practicable, but in any event not later than 30 days after the date of the delivery of the Closing Statement. The Purchaser and the Seller shall cooperate and negotiate in good faith to reconcile any disputes. In the event of any dispute or any failure to reach agreement with respect to the objections of the Seller relating to the Closing Statement and any related Purchase Price adjustment within 30 days after the date of delivery by Seller to the Purchaser of Seller's statement of objections, the items in dispute (and no other items) will be submitted to, and the amount of such Purchase Price adjustment will be determined by, arbitration by Arthur Andersen, LLP (the "ARBITRATOR"), certified public accountants. The Arbitrator will deliver its written decision regarding any disputed items to both parties within 30 days after the submission of such dispute to the Arbitrator. The determination of the Arbitrator will be in all respects final, binding and conclusive on the parties hereto.

                    (d) Net Working Capital shall be deemed to have been finally determined upon the first to occur of (i) acceptance of the Closing Statement,
(ii) the Seller's failure to object thereto within 30 days of receipt thereof,
(iii) resolution by mutual agreement of the parties after notice of a disagreement or (iv) notification by the Arbitrator of its final determination thereof.

                    (e) If the Final Net Working Capital Amount is greater than the Reference Net Working Capital Amount, the Purchase Price will be increased and Purchaser will pay the Seller the amount of such excess plus interest on such excess from the Closing Date to the date of payment at a rate of interest equal to the prime rate announced by PNC Bank as in effect from time to time. If the Final Net Working Capital Amount is less than the Reference Net Working Capital Amount, the Purchase Price payable will be decreased and the Seller will pay the Purchaser the amount of such decrease plus interest on such decrease from the Closing Date to the date of payment at a rate of interest equal to the prime rate announced by PNC Bank as in effect from time to time.

                    (f) To the extent that any amounts payable under this
Section 2.5 are not affected by objections of the Seller, such amounts will be paid by wire transfer of immediately available US Dollars not more than 30 days after delivery of the Closing Statement to the Seller. To the extent that any amounts payable under this Section 2.5 are affected by objections of the Seller, such amounts will be paid by wire transfer of immediately available funds not more than five days after the mutual agreement of the Purchaser and the Seller or the final determination of the Arbitrator, as the case may be. The provisions of this Section 2.5 will survive the Closing.

                      SECTION 3: CLOSING AND CLOSING DATE.

               3.1. Closing. Subject to the provisions of Section 11, the consummation of the transactions contemplated by this Agreement (the "CLOSING") will take place at the offices of Gibson Dunn & Crutcher, LLP, Los Angeles, California or, if specified by Purchaser at least three business days prior to Closing, a location in New York, New York, at 10:00 a.m. local time, on June 24, 1999 or at such other place or on such other date as the Purchaser and the Seller may agree. The Closing will be deemed effective as of 11:59 p.m. Pittsburgh, Pennsylvania time, on the day before the Closing Date.

               3.2. Closing Date. The date on which the Closing actually takes place is referred to in this Agreement as the "CLOSING DATE."

               3.3. Deliveries at the Closing. (a) At the Closing, (i) the Seller will deliver to the Purchaser the various certificates, instruments and documents referred to in Section 9.1, (ii) the Purchaser will deliver to the Seller the various certificates, instruments and documents referred to in
Section 9.2, (iii) the Seller will execute, acknowledge (if appropriate) and deliver, or cause to be executed, acknowledged (if appropriate) and delivered, to the Purchaser (1) a Bill of Sale (the "BILL OF Sale") in the form attached to this Agreement as Exhibit A, (2) a special warranty deed for the Owned Real Property (the "DEED"), in the form attached to this Agreement as Exhibit B, (3) an Assignment Agreement for Patents (the "ASSIGNMENT AGREEMENT") in the form attached to this Agreement as Exhibit C, and (4) such other instruments of sale, transfer, conveyance, and assignment as the Purchaser and its counsel may reasonably request in form reasonably satisfactory to the Seller and the Purchaser or as required by applicable Governmental Entities, (iv) the Purchaser will execute, acknowledge and deliver to the Seller an Assumption Agreement (the "ASSUMPTION AGREEMENT") in the form attached to this Agreement as Exhibit D, and such other instruments of assumption as the Seller and its counsel reasonably may request in form reasonably satisfactory to the Seller and the Purchaser or as required by applicable Governmental Entities and (v) the Purchaser will deliver to the Seller the Purchase Price as specified in Section 2.4 and the Purchaser's share of any recording and filing fees required to be paid by the Purchaser pursuant to Section 12.3.

                    (b) The Seller will deliver to the Purchaser all of the Purchased Assets which are capable of transfer by delivery whereupon the title thereto will pass to the Purchaser by such delivery.

                    (c) The Seller will deliver to the Purchaser the books and records referred to in Section 2.2(e) above.

               3.4. Allocation of Value. The Purchaser and the Seller hereby agree that Exhibit E attached to this Agreement reflects the allocation of the Purchase Price to the Purchased Assets and that such allocation shall be used by the Purchaser and the Seller in preparing their respective Tax Returns and neither the Purchaser nor the Seller shall dispute such allocation in connection with any audit or other proceeding.

     SECTION 4: REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Purchaser as follows:

               4.1. Organization of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is licensed or qualified to transact business as a foreign corporation, and is in good standing, under the laws of all states in the United States where the Business would require it to be so licensed or qualified except where the failure to be so licensed or qualified would not have a material adverse effect on the Business.

               4.2. Authorization of Transaction. The Seller has full corporate power and authority and has taken all requisite corporate action to enable it to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the Seller will constitute, the valid and legally binding obligation of the Seller enforceable against the Seller in accordance with their respective terms and conditions, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws now or hereafter in effect relating to creditors' and landlords' rights and general principles of equity, including commercial reasonableness, good faith and fair dealing.

               4.3 Noncontravention; Consents. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Seller, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will violate any provision of the charter or bylaws of the Seller or any Law to which the Seller is subject, except violations of Law which would not have a material adverse effect on the Business or Seller's ability to consummate the transactions contemplated by the Agreement. Except (i) as set forth on
Schedule 4.3 of the Disclosure Schedules, and (ii) consents which may be required for the assignment of certain of the Contracts, neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Seller, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will constitute a violation of, constitute or create a default under or result in the creation or imposition of any Lien upon any of the Purchased Assets pursuant to any agreement or commitment to which the Seller is a party or by which the Seller or any of the Purchased Assets is bound. As of the Closing Date, except as set forth on Schedule 4.3 of the Disclosure Schedules, the Seller will have given all required notices and obtained all material licenses, permits, consents, approvals, authorizations, and orders of Governmental Entities as are required in order to enable the Seller to perform its obligations under this Agreement and each of the Ancillary Agreements.

               4.4 Business Financial Statements. Set forth as Schedule 4.4 of the Disclosure Schedules are correct and complete copies of the unaudited balance sheet of the Business for the fiscal years ended as of December 28, 1997 and January 3, 1999 and the related statements of income for said periods (the "FINANCIAL STATEMENTS"). Except as expressly provided in Section 6.3 or on
Schedule 4.4, the Financial Statements were prepared in accordance with GAAP, consistently applied, and were derived in all material respects from the books and records of the Business.

               4.5. Subsequent Events. Since January 3, 1999, except as set forth on Schedule 4.5 of the Disclosure Schedules, there has not been any material adverse change in the business, financial condition, operations or results of operations, assets or liabilities of the Business. Without limiting the generality of the foregoing, since such date and in each case in connection with the Purchased Assets and the Assumed Obligations, except as contemplated by the Agreement:

                    (a) the Seller has not sold, leased, transferred or assigned any of the assets, tangible or intangible, of the Business, other than in the ordinary course of business and on a basis consistent with past practice;

                    (b) the Seller has not experienced any casualty damage, destruction or loss (whether or not covered by insurance) to its property in excess of $25,000 affecting any of the Purchased Assets used in the operations of the Business as presently conducted;

                    (c) the Seller has not (i) entered into any employment, deferred compensation or other similar agreement or arrangement with any of its Employees or (ii) increased the compensation, bonus or other benefits payable to any of its Employees, other than in the ordinary course of business and consistent with past practice or as required by Law; and

                    (d) there has not been, with respect to the Business, any
(i) transaction by the Seller other than in the ordinary course of business and consistent with past practice; (ii) mortgage, pledge or subjection to lien, charge or encumbrance of any kind, of any of the Purchased Assets, except for liens for Taxes not yet due and payable or being contested in good faith; or
(iii) alteration in the manner of keeping the Seller's books, accounts or records, or in the accounting practices therein reflected, relating to or affecting the Business.

               4.6. Tax Matters.

                    (a) There are no Liens (other than Permitted Liens) on any of the Purchased Assets that arose in connection with any failure or alleged failure to pay any Tax.

                    (b) The Seller with respect to the Business has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other party.

                    (c) To the Seller's Knowledge, there is no dispute or claim concerning any Tax liability of the Seller with respect to the Business that constitutes an Assumed Obligation.

               4.7. Contracts.

                    (a) Except for the Contracts listed on Schedule 4.7 of the Disclosure Schedules and the contracts and agreements of the Seller in connection with the Business constituting Excluded Assets, the Seller with respect to the Business has no liabilities or obligations under, and is not otherwise bound by, any executory written (i) mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money,
(ii) guarantee of any obligation, (iii) letter of credit, bond or other indemnity (excluding endorsements of instruments for collection in the ordinary course of the operation of the Business), (iv) agreement requiring the payment by the Seller of more than $25,000 in any 12-month period for the purchase or lease of any machinery, equipment or other capital assets, (v) collective bargaining agreement, employment, international sales agent, representative or consulting agreement or agreement providing for severance payments or other additional similar rights or benefits (whether or not optional) in the event of the sale of the Business, (vi) joint venture agreement, (vii) agreement requiring the payment by the Seller with respect to the Business to any Person (other than any division, unit or Affiliate of the Seller) of more than $25,000 in any 12-month period for the purchase of goods or services, or (viii) agreement requiring the payment to the Seller by any Person (other than any division, unit or Affiliate of the

Seller) of more than $25,000 in any 12-month period for the sale of goods or services provided by the Business.

                    (b) The Seller has delivered or made available to the Purchaser correct and complete copies of each written agreement listed on
Schedule 4.7 of the Disclosure Schedules.

                    (c) Each Contract listed on Schedule 4.7 of the Disclosure Schedules is, to the Seller's Knowledge, a valid, binding and enforceable obligation of the other party or parties thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' or landlords' rights and remedies generally and subject as to enforceability to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing) and is in full force and effect.

               4.8. Owned Real Property. Schedule 4.8 of the Disclosure Schedules lists and describes in reasonable detail the Owned Real Property. With respect to the Owned Real Property, except as set forth on Schedule 4.8 of the Disclosure Schedules:

                         (i) the Seller has good and valid title to such parcel,
free and clear of any Lien (other than Permitted Liens);

                         (ii) the Seller has not received written notice of any
condemnation proceedings, lawsuits or administrative actions relating to such property, including any proposed special assessment or any proposed material change in property tax, land use, or zoning laws affecting the Owned Real Property;

                         (iii) the Seller has not received written notice that
the use or occupancy of such property violates any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any Permits necessary to the current use thereof have not been obtained;

                         (iv) there are no leases, subleases, licenses,
concessions or other agreements granting to any Person the right of use or occupancy of any portion of the Owned Real Property; and

                         (v) the current use of the Owned Real Property by
Seller is in material compliance with all applicable zoning laws, covenants, conditions and restrictions which encumber the Owned Real Property (whether or not such covenants, conditions, or restrictions are set forth on Schedule 4.8).

               4.9. Title. The Seller has and will convey to the Purchaser on the Closing Date good and marketable title to all the Purchased Assets (other than the Owned Real Property, as to which representations and warranties are made pursuant to Section 4.8, and the Intellectual Property, as to which representations and warranties are made pursuant to Section 4.10) free and clear of all Liens (other than Permitted Liens).

               4.10. Intellectual Property. Schedule 4.10 of the Disclosure Schedules identifies all issued patents, patent applications, registered trademarks, trademark registration applications, registered service marks, and service mark registration applications forming a part of the Purchased Assets in the United States Patent and Trademark Office or any state patent or trademark registry, all material trade names used primarily by the Business and all material license agreements relating primarily to the Business (the "INTELLECTUAL PROPERTY"). With respect to each item of Intellectual Property required to be identified in Schedule
    4.10 of the Disclosure Schedules and any trade secrets or know-how relating primarily to the Business, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Seller' Knowledge, threatened with challenges the legality, validity, enforceability, use or ownership of the item. The Seller has not received any written notice that the Seller is infringing upon the intellectual property rights of others in connection with the Business or the Seller's operation of the Business.

               4.11. Litigation. Except as set forth on Schedule 4.11 of the Disclosure Schedules, the Seller in connection with the Business is not (a) subject to any unsatisfied judgment, order, decree, stipulation, injunction or criminal charge or (b) a party to or, to the Seller's Knowledge, threatened to be made a party to any complaint, action, suit, criminal charge, proceeding, hearing or investigation of or in any court or quasi-judicial or administrative agency of any Governmental Entity. There are no judicial or administrative actions, proceedings or investigations pending or, to the Seller's Knowledge, threatened that question the validity of this Agreement or any of the Ancillary Agreements or any action taken or to be taken by the Seller in connection with this Agreement or any of the Ancillary Agreements or that, if adversely determined, would have a material adverse effect upon the Seller's ability to enter into or perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party.

               4.12. Employee Benefits. Schedule 4.12 of the Disclosure Schedules sets forth and identifies a complete and correct list of all Employee Pension Benefit Plans, material Employee Welfare Benefit Plans and any other material employee benefit arrangements or payroll practices (including employment agreements and severance agreements) maintained by the Seller or to which the Seller contributes or has any existing liability, in each case with respect to any Employees (or, if the Seller has any existing liability, former employees) of the Seller who are employed in connection with the Business (collectively, the "SELLER PLANS").

               4.13. Labor Relations.

                    (a) Except as set forth on Schedule 4.13 of the Disclosure Schedules, there are no disputes, claims or actions pending or, to the Seller's Knowledge, threatened between the Seller and any employee of the Business or any labor or other collective bargaining unit representing any employee of the Business, in each case that could reasonably be expected to result in a labor strike, slow-down or work stoppage.

                    (b) The Seller has complied in all material respects with all applicable Laws relating to the employment and termination of labor, including those related to wages, hours, collective bargaining, workplace safety and health (including without limitation the rules and regulations of the Occupational Safety and Health Administration and any state equivalent thereof), immigration and the payment and withholding of taxes and other sums as required by appropriate governmental authorities. Except as set forth on Schedule 4.13, there is no (i) unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any state or local agency or, to the Seller's Knowledge, any threatened complaint; (ii) pending representation question respecting the employees of the Business; or (iii) pending or, to the

Seller's Knowledge, threatened claim against the Seller regarding the discharge or dismissal of any employee of the Business.

               4.14. Environmental Matters. Except as set forth on Schedule 4.14 of the Disclosure Schedules, (a) there exists no material fact, condition or occurrence concerning the Seller's compliance with or remediation obligations under Environmental Laws or Environmental Permits relating to the Business; (b) no unresolved complaint, notice of violation, citation, summons or order has been issued or filed alleging any violation by the Seller of any Environmental Law or Environmental Permit that is reasonably expected to have a material adverse effect on the operations or financial condition of the Business; and (c) the operation of the Business at the Facility by the Seller is and has been, for the past three years, in compliance in all material respects with applicable Environmental Laws. No Hazardous Material has been treated or stored on the Owned Real Property except in material compliance with applicable Environmental Laws. Except as disclosed on Schedule 4.14 or as permitted by applicable Environmental Laws, no (A) Environmental Conditions, (B) asbestos-containing materials or (C) polychlorinated biphenyls exist at the Facility, in each case, that would reasonably be expected to have a material adverse effect on the operations or financial condition of the Business. Except as disclosed on
Schedule 4.14, in each case, in connection with the operation of the Business,
(a) the Seller is not subject to liability under any Environmental Law for any Hazardous Material disposal or contamination on any third party property; (b) the Seller is not subject to any proceedings, actions, orders, decrees, injunctions or other claims, or to the Knowledge of the Seller, any threatened actions or claims, relating to liability under any Environmental Law; and (c) the Seller has not assumed by agreement any liability for cleanup, compliance or required capital expenditures pursuant to any Environmental Law. The Seller has made available to Purchaser copies of all material environmental assessments, audits and studies in its possession or reasonably available to it relating to the Business or the Owned Real Property. There is no claim pending or, to the Seller's Knowledge, threatened, for any Personal Injury or property damage arising out of any exposure prior to the Closing to any Hazardous Materials present at the Facility or Released from the Facility.

               4.15. Legal Compliance. Except (a) with respect to compliance with Environmental Law (which is governed by Section 4.14 above) and (b) as set forth on Schedule 4.15 of the Disclosure Schedules, the operations of the Business are in material compliance with all Laws applicable to the Business. Except as set forth on Schedule 4.15 of the Disclosure Schedules, the Seller has not received any notification of any asserted present or past failure by the Seller to materially comply with any such Law, which has not been resolved.

               4.16. Permits. The Seller holds all material Permits that are required by any Government Entity to permit it to operate the Business and the Purchased Assets as they are presently operated. Each such material Permit is listed on Schedule 4.16 of the Disclosure Schedules.

               4.17. Adequacy and Completeness of Purchased Assets. Except as set forth on Schedule 4.17, the Purchased Assets including, without limitation, the Permits and Intellectual Property, being sold or assigned to the Purchaser pursuant to this Agreement are sufficient in all material respects for the Purchaser to continue to operate the Business in the manner heretofore conducted by the Seller, and the Seller has no Knowledge of any facts which can reasonably be expected to give rise to an impediment to such operation of the Business except as have been disclosed in this Agreement or the Schedules hereto or as may arise from general economic conditions or conditions affecting the Business' industry generally.

               4.18. Customers and Suppliers. Schedule 4.18 lists the ten largest customers of the Business and the ten largest suppliers of the Business for the fiscal year ended January 3, 1999. Except as set forth on Schedule 4.18, to Seller's Knowledge, since January 3, 1999, there has been no material adverse change in the business relationship of the Business with any customer or supplier named on Schedule 4.18. Except as set forth on Schedule 4.18, to Seller's Knowledge and other than in the ordinary course of business, no customer or supplier named on Schedule 4.18 has threatened or expressed an intention to reduce materially the volume of its purchases from or sales to the Business or otherwise materially, adversely modify its business relationship with the Business.

               4.19. Government Contracts.

                    (a) With respect to each Government Contract or Bid (in each case as defined below) to which the Seller is a party and which relates to the Business, to the Seller's Knowledge, (i) the Seller has fully complied with all material terms and conditions and all applicable requirements of statute, rule, regulation or order; (ii) no notice has been received alleging that the Seller is in breach or violation of any statutory, regulatory or contractual requirement; (iii) no written notice of termination for convenience, termination for default, cure notice or show-cause notice has been received by the Seller; and (iv) other than in the ordinary course of business, no money due to the Seller has been (or has been threatened to be) withheld or set off.

                    (b) Except as set forth on Schedule 4.19, none of the Seller nor any of the Seller's directors or officers or, to the Seller's Knowledge, any employees, agents or consultants is (or for the last three years has been) (i) under administrative, civil or criminal investigation, indictment or information, or audit by the U.S. Government with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid relating to the Business; or (ii) suspended or debarred from doing business with the U.S. Government or declared nonresponsible or ineligible for government contracting. The Seller has not made, within the past three years, a voluntary disclosure under the Department of Defense Voluntary Disclosure Program to the U.S. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid relating to the Business. To the Seller's Knowledge, there are no circumstances that would warrant Department of Defense suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Business.

                    (c) To the Seller's Knowledge, neither the U.S. Government nor any prime contractor, subcontractor or vendor is asserting (or during the last three years has asserted) in writing any claim or is initiating (or during the last three years has the Seller initiated) any dispute proceeding against the Seller relating to Government Contracts or Bids involving the Business, nor is the Seller asserting (or during the last three years has the Seller asserted) any claim or is initiating (or during the last three years has the Seller initiated) any dispute proceeding directly or indirectly against any such party concerning any Government Contract or Bid.

                    (d) For purposes of this Section 4.19 the following terms shall have the meanings set forth below:

                         (i) "BID" means any outstanding quotation bid or
proposal by the Seller which, if accepted or awarded, would lead to a contract with the U.S. Government or a prime contractor or a higher tier subcontractor to the U.S. Government, for the design, manufacture or sale of products or the provision of services by the Business directly or indirectly to the U.S. Government.

                         (ii) "GOVERNMENT CONTRACT" means any prime contract,
subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement or other commitment of any kind relating to the Business between the Seller and (A) the U.S. Government, (B) any prime contractor to the U.S. Government or (C) any subcontractor with respect to any contract described in clause (A) or (B).

                         (iii) "U.S. GOVERNMENT" means the United States
government including any and all agencies commissions, branches, instrumentalities and departments thereof.

               4.20. Certain Business Practices. To the Seller's Knowledge, none of the Seller, any of its affiliates or any directors, officers, agents or employees of the Seller or any of its affiliates has, within the past three years, in each case in connection with the Business, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including but not limited to unlawful expenses related to political activity, or
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

               4.21. Product Liability. Except as set forth on Schedule 4.21, no action, suit, arbitration or other proceeding or claim, demand, demand letter, lien or notice of noncompliance or violation has been asserted in writing against the Seller for Personal Injury and, to Seller's Knowledge, no event or circumstance has occurred that could reasonably be expected to constitute the basis of any claim against the Seller for injury to any person or any property suffered as a result of the manufacture, distribution or sale of any product or material by the Seller in connection with the Business, including any claim arising out of the allegedly defective or unsafe nature of any such product or material, other than any claim (i) which would not have a material adverse effect on the Business or (ii) which is within the scope and limits of coverage of a policy of insurance covering the Business.

               4.22. Inventory. Except for the excess or obsolete (unapplied) work in process and raw materials inventory of the Business previously identified by the Seller, as to which no representation is made, the quantities of Inventory maintained by the Business are reasonable in the present circumstances of the Business.

               4.23. Accounts Receivable. The accounts receivable of the Business included in the Purchased Assets arose out of or will have arisen out of sales of inventory in the ordinary course of business and are collectable in the ordinary course of Business in accordance with their respective terms, net of any reserve for doubtful accounts.

               4.24. Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

               4.25. LIMITED WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 4, THE SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER TO THE PURCHASER, EXPRESS, IMPLIED OR STATUTORY, CONCERNING THE PURCHASED ASSETS, THE ASSUMED OBLIGATIONS, THE FACILITY OR THE BUSINESS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO VALUE, QUALITY, QUANTITY, CONDITION, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WORKING ORDER, COMPLIANCE WITH LAW, THE FUTURE PROFITABILITY OF CONTRACTS OR COMMITMENTS, OR ANY PROJECTED FINANCIAL STATEMENTS OR OTHER PROJECTED FINANCIAL INFORMATION, PROSPECTS OR FUTURE RESULTS OF OPERATIONS OF THE BUSINESS. ANY WARRANTIES OTHER THAN THOSE EXPRESSLY PROVIDED FOR IN THIS
SECTION 4, WHETHER EXPRESS, IMPLIED OR STATUTORY, WRITTEN OR ORAL, ARE HEREBY EXPRESSLY DISCLAIMED. THE PURCHASER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO INSPECT THE PURCHASED ASSETS.

     SECTION 5: REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Seller as follows:

               5.1. Organization of the Purchaser. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. At the Closing, the Purchaser shall be duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and if such jurisdiction is not California, shall be licensed or qualified to transact business as a foreign entity, and shall be in good standing as such a foreign entity under the laws of the State of California.

               5.2. Authorization of Transaction. The Purchaser has full power and authority under Delaware laws governing limited partnerships and has taken all requisite partnership action to enable it to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the Purchaser will constitute, the valid and legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with their respective terms and conditions, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws now or hereafter in effect relating to creditors' and landlords' rights and general principles of equity, including commercial reasonableness, good faith and fair dealing .

               5.3. Noncontravention; Consents. Neither the execution and the delivery of this Agreement or any of the Ancillary Agreements by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will violate any provision of the limited partnership agreement or any other governing instrument of the Purchaser or any Law to which the Purchaser is subject. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will constitute a violation of or constitute or create a default under, any agreement or commitment to which the Purchaser is a party or by which the Purchaser or any of its properties are bound or to which the Purchaser of any of such properties are subject. As of the Closing Date, the Purchaser will have given all required notices and obtained all licenses, Permits, consents, approvals, authorizations and orders of Governmental Entities as are required in order to enable the Purchaser to perform its obligations under this Agreement and each of the Ancillary Agreements.

               5.4. Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the Purchaser's knowledge, threatened that question the validity of this Agreement or any of the Ancillary Agreements or any action taken or to be taken by the Purchaser in connection with this Agreement or any of the Ancillary Agreements or that, if adversely determined, would have a material adverse effect upon the Purchaser's ability to enter into or perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party.

               5.5. Brokers' Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

               5.6 Financing. The Purchaser has cash resources or available financing of $32,500,000 available to it and is highly confident of raising on a timely basis the additional $6,500,000 necessary to consummate on a timely basis the transactions contemplated by this Agreement.

     SECTION 6:        PRE-CLOSING COVENANTS. Between the date hereof and the
Closing:

               6.1. General. Each of the parties will use its best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 9).

               6.2. Notices and Consents. The Seller will prior to the Closing Date give all notices to third parties and will use its reasonable efforts at its expense to obtain all third party approvals, consents, novations and waivers that are required to be obtained by the Seller in connection with the transactions contemplated by this Agreement; provided that the Seller will not be obligated hereunder to pay any consideration to the third party from whom such approval, consent, novation or waiver is requested. The Purchaser hereby agrees to cooperate with the Seller in its efforts to obtain such third party consents and where necessary will give or procure the giving of security to a contracting third party in order to obtain such approval, consent, novation or waiver. On or before May 20, 1999, the Seller and the Purchaser will file a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United Stated Department of Justice under the Hart-Scott-Rodino Act. The parties will use their best efforts to obtain early termination of the applicable waiting period or otherwise obtain clearance to consummate the transactions contemplated by this Agreement and will make all further filings pursuant thereto that may be necessary, proper or advisable. If prior to Closing KPMG Peat Marwick, in its due diligence on behalf of the Purchaser, identifies any deviations from GAAP in the Financial Statements (other than those identified in Item 2 of Schedule 4.4), the Purchaser shall promptly notify the Seller of such deviations. If prior to

Closing the Purchaser encounters difficulty in raising the $6,500,000 referred to in Section 5.6 hereof, the Purchaser will promptly notify the Seller.

               6.3. Carry on in Regular Course. The Seller will carry on the operations of the Business substantially in the same manner as heretofore conducted. The Seller will not make or institute any material change in the methods of manufacture, management, accounting or operation of the Business, except that the Purchaser acknowledges that the Seller may adjust the reserve created in connection with the 1998 explosion that occurred at the Facility. The Purchaser further acknowledges that the Seller liquidated the warranty reserve in 1998 and notwithstanding any provision in this Agreement to the contrary, will not be required to implement a warranty reserve prior to or in connection with this Agreement, including the Closing Statement.

               6.4. Contracts and Commitments. The Seller in connection with the Business will not enter into any material contract or commitment or engage in any transaction, including any contract, commitment or engagement with any other division, unit or Affiliate of the Seller, or effect any change to any program, not in the usual and ordinary course of business and consistent with the past operation of the Business. The Seller will extend existing open purchase orders with Autoliv ASP (such purchase orders, as extended, referred to herein as the "AUTOLIV PURCHASE ORDERS") for the purchase of RDC and HACN through June 30, 2000, which Autoliv Purchase Orders shall be deemed to be Assumed Contracts and shall upon execution be deemed added to Schedule 2.3(a)(i) and Schedule 4.7. The Seller will enter into an exclusive International Sales Representative Agreement (the "TELEDYNE JAPAN AGREEMENT") with Teledyne Japan Kabushiki Kaisha ("TELEDYNE JAPAN") which will formally document and provide for the continuation of the existing relationship between Teledyne Japan and the Seller with respect to the Business for a period of two years, which Teledyne Japan Agreement shall be deemed to be an Assumed Contract and shall upon execution be deemed added to
Schedule 2.3(a)(i) and Schedule 4.7.

               6.5. Sale of Capital Assets. Other than pursuant to this Agreement and the sale or disposition of excess or obsolete equipment in the usual and ordinary course of business consistent with the past operation of the Business, the Seller will not sell or otherwise dispose of any capital asset relating to the Business.

               6.6. Access. The Seller will permit representatives of the Purchaser to have access at reasonable times to the Purchased Assets, the Employees and, after coordination with and approval by the Seller, the material customers, distributors and suppliers of the Business. The Purchaser agrees that it will use all reasonable efforts to schedule its review of such items and meetings with such persons at such times which are not disruptive to the operations of the Business. Prior to the Closing Date, the Purchaser will be permitted to complete, at the sole cost and expense of the Purchaser, a Phase I environmental study of the Owned Real Property; provided, however, that no such Phase I or other environmental review by the Purchaser will involve sampling, Phase II testing or invasive investigatory work without prior written consent of the Seller. The Purchaser will deliver to the Seller a copy of any Phase I or other third party report generated by any permitted environmental investigation. The Purchaser will treat any environmental review of the Owned Real Property as confidential information.

                  6.7. Tax Matters. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Business and the Assumed Obligations will be made by the Seller after the date of this Agreement without the prior written consent of the Purchaser. The Seller will furnish the Purchaser, at the Purchaser's request, an affidavit stating, under penalty of perjury, the Seller's United States taxpayer identification number and that the Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

               6.8. Notice of Developments; Disclosure Schedules; Updating Disclosure Schedules.

                    (a) Each party will give prompt written notice to the other of any development occurring on or after the signing of this Agreement affecting the ability or obligation of the parties to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements. Except as provided in Section 6.8(c), no such written notice of a development will be deemed to have amended the Disclosure Schedules, to have qualified the representations and warranties contained herein or to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such material development.

                    (b) Complete copies of the Disclosure Schedules referred herein are being delivered simultaneously with the execution of this Agreement.

                    (c) The Seller will deliver to the Purchaser prior to the Closing Date a written update or supplement to the Disclosure Schedules reflecting events occurring and contracts and agreements from the date of this Agreement through the Closing Date. To the extent that such updated or supplemental Disclosure Schedules reflect matters or events (i) which constitute, and which are identified specifically as, Excluded Assets or Excluded Liabilities or (ii) which have occurred after the date of this Agreement in the ordinary course of business of the Business at the Facility, which do not constitute a violation of any of Seller's covenants set forth in
Section 6 and which do not in the reasonable judgment of the Purchaser, represent a material adverse change in the business, financial condition, operations or results of operations of the Business at the Facility, then the Disclosure Schedules shall be deemed to be amended as of the Closing Date to include the information set forth on such updated or supplemental Disclosure Schedules. To the extent that such updated or supplemental Disclosure Schedules reflect matters or events which have occurred after the date of this Agreement and which in the reasonable judgment of Purchaser, represent a material adverse change in the business, financial condition, operations or results of operations of the Business at the Facility, then (i) the parties will negotiate in good faith during the seven-day period immediately after delivery of the update or supplemental Disclosure Schedules to determine the consequences of such disclosures, (ii) the Disclosure Schedules will be amended only to the extent that the parties mutually agree as a result of such negotiation and (iii) the Purchaser may elect to terminate this Agreement after the expiration of such seven-day period, in which event the Seller and the Purchaser will have no liability to the other as a result of such termination, except that in such case and provided that the Seller's or McCormick Selph's management identified on
Schedule 1.1 had actual conscious knowledge as of the date of this Agreement of the facts added to the updated or supplemented Disclosure Schedules representing such material adverse change in the business, financial condition, operations or results of operations of the Business at the Facility, the Seller shall promptly after receipt of an itemized invoice reimburse the Purchaser for reasonable out-of-pocket expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement and paid to outside attorneys, accountants, environmental consultants and insurance consultants and the Hart-Scott-Rodino filing fee, up to $250,000 in the aggregate.

               6.9. Year 2000. The Seller shall continue its reasonable efforts and make reasonable expenditures intended to cause computer systems used by the Seller in the Business to be Year 2000 compliant, provided that the Seller shall be obligated only to make expenditures of $200,000 for such purposes between the date of this Agreement and the Closing, provided further, that to the extent that such expenditures between the date of this Agreement and the Closing are less than $200,000, the Purchaser will be entitled to a purchase price reduction at the Closing equal to the difference between $200,000 and the amount of such expenditures. The Purchaser understands and agrees that the Seller makes no representations or warranties, express or implied, as to Year 2000 compliance or readiness of the Business (including any products of the Business) or of any of the Purchased Assets and that the Seller expressly disclaims and denies any implication of any such representation or warranty that might arise from any provisions of this Agreement, including but not limited to this Section 6.9, as a matter of law or otherwise.


     SECTION 7: POST-CLOSING COVENANTS. The parties agree as follows with respect to the period following the Closing Date:

               7.1. General. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 10 of this Agreement).

               7.2. Post-Closing Consents; Nonassignable Contracts.

                    (a) The Seller will use its reasonable efforts after the Closing Date to obtain all third party approvals, consents, novations and waivers that are not obtained prior to the Closing Date and that are required in connection with the transactions contemplated by this Agreement; provided that the Seller will not be obligated hereunder to pay any consideration to the third party from whom such approval, consent, novation or waiver is required. The Purchaser hereby agrees to cooperate with the Seller in its efforts to obtain such third party approvals, consents, novations and waivers and where necessary will give or procure the giving of security to obtain such third party approval, consent, novation or waiver.

                    (b) To the extent that any Contract is not capable of being transferred by the Seller to the Purchaser pursuant to this Agreement without the consent of a third party and such consent is not obtained prior to Closing, or if such transfer or attempted transfer would constitute a breach or a violation of any Law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof. A true and complete listing of the material Contracts that require consent of a third party to be transferred is set forth on Schedule 7.2(b) hereto.

                    (c) In the event that any required consent is not obtained on or prior to the Closing Date, the Seller will, subject to Section 7.2(b), use its reasonable efforts to (i) provide to the Purchaser the benefits of the applicable Contract, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Purchaser and (iii) enforce at the request and expense of the Purchaser and for the account of the Purchaser, any rights of the Seller arising from any such Contract (including the right to elect to terminate such Contract in accordance with the terms thereof upon the request of the Purchaser).

                    (d) The Purchaser will perform the obligations arising under all Contracts referred to in Section 7.2(b) for the benefit of the Seller and the other party or parties thereto, except for any obligation under such Contract that constitutes an Excluded Liability.

                    (e) After the Closing, the Seller, at the reasonable request of the Purchaser, shall promptly execute and deliver to the Purchaser all such further assignments, bills of sale, endorsements and other documents in form and substances satisfactory to the Purchaser and its counsel as the Purchaser may reasonably request in order to (i) vest in the Purchaser title to and possession of the Purchased Assets and (ii) otherwise carry out or evidence the terms of this Agreement.

               7.3. Litigation Support; Tax Return Preparation; Records Retention; Transitional Services.

                    (a) In the event and for so long as any party is actively investigating, contesting, defending against or prosecuting any charge, complaint, action, suit, contract appeal, proceeding, hearing, investigation, claim, demand or audit (including routine audits and contract close-outs) in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be reasonably necessary in connection with the contest or defense.

                    (b) The Seller and the Purchaser will each provide the other party with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes and will provide to the other party all records and other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination and with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period.

                    (c) The Purchaser will cause appropriate Employees of the Business to prepare usual and customary tax return packages with respect to the tax periods beginning January 1, 1999 and ending as of the Closing Date. Such tax return packages will be delivered to the Seller not later than sixty days following the Closing Date.

                    (d) The Seller and the Purchaser agree that the Purchaser has purchased substantially all of the property used in the Business, and in connection therewith the Purchaser will employ individuals who immediately before the Closing Date were employed in such trade or business by the Seller. Accordingly, provided that the Seller provides the Purchaser with all necessary payroll records for the calendar year which includes the Closing Date, the Purchaser will furnish a Form W-2 to each employee employed by the Purchaser who had been employed by the Seller, disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and the Seller will be relieved of the responsibility to do so.

                    (e) The Purchaser will provide reasonable assistance to the Seller in connection with any Tax audits or other administrative or judicial proceedings involving the Business and affecting such income Tax Returns or declarations for any period all or any portion of which is prior to the Closing Date, including the participation of the then current personnel of the Purchaser in such audits and proceedings. The Purchaser will not, without the prior written consent of the Seller, or except as required by Law, initiate any contract or voluntarily enter into any agreements with, or volunteer any information to, any taxing authorities with regard to specific items on such Tax Returns or declarations.

                    (f) The Purchaser will, subject to Section 2.1(f), maintain all original books, records, files, documents, papers and agreements pertaining to the Purchased Assets, the Assumed Obligations or otherwise relating to the Business as conducted before the Closing Date for at least seven years following the Closing Date or such longer period as may be required by Law. Seller agrees that it will maintain all original books, records, files, documents, papers and agreements relating to any of the Purchased Assets or Assumed Obligations which are not included in the Purchased Assets for at least seven years following the Closing Date or such longer period as may be required by Law. Each of the Seller and the Purchaser agree that before destroying or discarding any materials required to be retained pursuant to this Section 7.3(f), it will notify the other in writing (which notice will include a description of the materials to be destroyed or discarded) and such other party may, at its expense, remove or make copies of such materials within 90 days following the date of such written notice. In the event the other party has not removed such materials within such 90-day period, the party desiring to destroy or discard such materials may proceed with such action without any liability to the other.

                    (g) After the Closing Date the Purchaser will provide services, assistance and reasonable cooperation to the Seller in connection with:

                         (i) the completion and delivery of the financial
statements and the general ledger of the Business as of the Closing Date to the Seller;

                         (ii) the preparation of quarterly, semi-annual and
annual reports required to be prepared by the Seller (either by Law or in accordance with the Seller's internal reporting systems and procedures) in connection with the operation of the Business prior to the Closing Date and with the transactions provided for herein;

                         (iii) the preparation of audit information packages
required to be prepared by the Seller (either by Law or in accordance with the Seller's internal reporting systems and procedures) in connection with the operation of the Business prior to the Closing Date, the transactions provided for in this Agreement and the Seller's year-end financial audit;

                         (iv) the Seller's administration of the Excluded
Liabilities; and

                         (v) such other services as the Seller may reasonably
request incidental to the orderly transfer of the Business and the Purchased Assets to the Purchaser.

                    (h) If a request is made by a party (the "REQUESTER") pursuant to this Section 7.3, the Requester shall reimburse the complying party for all reasonable expenses including any reasonable personnel expenses, incurred to comply with such request. Furthermore, the Seller shall reimburse the Purchaser for all reasonable out of pocket expenses incurred by the Purchaser to comply with paragraphs (c) through (g) above.

               7.4. Signage and Labels. The Purchaser will remove the Seller's names from all exterior signs located at the Owned Real Property as soon as practicable but in any event within two months after the Closing Date. The Purchaser may use the Seller's name on finished goods inventory which constitutes part of the Purchased Assets but will change or otherwise replace the stamps and dies bearing the Seller's name as soon as reasonably practicable after the Closing Date but in any event within six months of the Closing Date. The Purchaser may not use publicly any business records described in Section 2.1(f) without first removing therefrom or obliterating all portrayals or references to any of the Seller's trade names, trademarks or service marks or other intangible property contained in such records, unless the Seller consents to such usage.

               7.5. Covenant Not to Compete.

                    (a) For a period of three (3) years after the Closing Date, without the prior written consent of the Purchaser none of the Seller nor any of its Affiliates will directly or indirectly (whether through any partnership of which it is a member, through any trust in which it is a beneficiary or trustee or through a corporation or other association in which it has any interest, legal or equitable, or in any other capacity whatsoever) engage in the manufacture or sale of products of the type now made and sold by the Business in any county or any other political subdivision of any state of the United States of America or of any other country in the world where the Seller conducted the Business as of the Closing Date; provided, however, that the foregoing restriction shall not prevent Seller and/or any of its Affiliates from (i) acquiring or holding an interest of less than 10% of the outstanding equity securities of any competing business (a "COMPETING ENTITY") whose equity securities are listed on a national securities exchange, quoted on the NASDAQ NMS or trade in the over-the-counter market, (ii) making or maintaining an investment in any Competing Entity if the assets used by such Competing Entity in the activity competitive with the Business constitute less than 20% in value of the assets of such Competing Entity and the revenue derived from carrying on the activity competitive with the Business constitutes less than 30% of the revenues of the Competing Entity (calculated in each case on a consolidated basis), (iii) making an acquisition of assets (and following such acquisition carrying on the business and activities associated with the assets acquired) if the portion of assets used in carrying on the activity competitive with the Business constitutes less than 20% in value of the assets acquired and the revenue associated with such competitive activity constitutes less than 30% in value of the revenue derived from all of the assets acquired (calculated in each case on a consolidated basis), or (iv) manufacturing, selling or distributing
(a) electronics that control or are otherwise used in pyrotechnic components and systems, or (b) similar products, but only to the extent such products use electronic and not pyrotechnic devices (other than expended unit indicators or thermal batteries, all of which Seller shall be permitted to manufacture, sell and/or distribute).

                    (b) During the term of this covenant not to compete, the Seller agrees further that it shall not (i) solicit, directly or indirectly, any person employed in the Business (other than John Kemble to whom the Seller has offered employment) or (ii) attempt to induce any such employee or leave such employment; provided, however, that the foregoing restrictions shall not prohibit the Seller from advertising open positions in newspapers, trade journals, on the internet and in media of general circulation and hiring any individual who responds to such general solicitation.

                    (c) The parties hereto agree that the duration and area for which the covenant not to compete set forth in this Section 7.5 is to be effective are reasonable. In the event that any court determines that the time period or the area or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this covenant is intended to be effective. The parties hereto agree that damages are an inadequate remedy for any breach of this covenant and that the Purchaser shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this covenant.

               7.6. Warranty Obligations. The Purchaser will use its best efforts to perform the work necessary to fulfill contractual warranty obligations with respect to the products manufactured and sold by the Seller in connection with the Business prior to the Closing Date in an efficient and workmanlike manner from and after the Closing Date; provided, however, that the Seller shall reimburse the Purchaser for the actual out-of-pocket costs incurred by the Purchaser and Purchaser's overhead directly related to fulfilling such warranty obligations. For purposes of this Agreement, Seller's contractual warranty obligations will include contractual warranty obligations to Autoliv ASP with respect to micro gas generators sold by the Seller to Autoliv ASP. Payments by the Seller shall be made on a quarterly basis against a reasonably detailed Purchaser invoice within 45 days after such invoice is received by the Seller; provided, however, the Purchaser agrees that it shall not invoice the Seller for reimbursement under this Section 7.6 unless the aggregate amount under any invoice to be reimbursed (in respect of one or more claims) exceeds $10,000. Payment by the Seller under this Section 7.6 shall be counted against and reduce the Larger Cap under Section 10.2(b).

               7.7 Transition Services. The Seller will offer to Purchaser, at Purchaser's expense as set below, the following transitional services for the periods following Closing as set forth below:

                    (a) The Seller will offer to the Purchaser for a period of up to six months following the Closing Date purchasing and accounts payable services with respect to the Business (excluding distribution of accounts payable checks) with such services to be substantially of the type, nature and extent provided by Teledyne Ryan Aeronautical ("TRA") to the Business immediately prior to Closing, and the Purchaser shall pay to the Seller $10,000 per month for such services, with payment due within thirty days of the end of each one month period following the Closing Date. The Purchaser will establish and fund checking accounts in its name upon which such checks will be drawn.

                    (b) The Seller will offer to the Purchaser for a period of up to three months following the Closing Date payroll processing services with respect to the Business as the interface to external ADP payroll processing and maintenance of the benefits portion of the payroll function of the Business with such services to be substantially of the type, nature and extent provided by TRA to the Business immediately prior to Closing and Purchaser shall pay to the Seller $6,000 per month for such services, with payment due within thirty days of the end of each one month period following the Closing Date. The Purchaser will establish and fund checking accounts in its name upon which such checks will be drawn.

                    (c) The Seller will offer to the Purchaser for a period of up to three months following the Closing Date internet access in connection with the operation of the Business with such services to be substantially of the type, nature and extent provided by TRA to the Business immediately prior to Closing and Purchaser shall pay to the Seller $1,000 per month for such services, with payment due within thirty days of the end of each one month period following the Closing Date.

                    (d) The Purchaser will give written notice to the Seller at least five business days prior to the end of each monthly service period if services under any of Section 7.7(a), Section 7.7(b) or Section 7.7(c) are not to be continued during the next succeeding monthly period.

                    (e) To the extent that any third party license or consent is required to permit the Seller to provide any of the transition services under any of Section 7.7(a), Section 7.7(b) or Section 7.7(c), the Seller shall use its best efforts to obtain such licenses or consents and all costs of such licenses or consents shall be borne by the Purchaser in addition to the payments described above in this Section 7.7

                    (f) The Purchaser acknowledges that the Seller may sell TRA and that the transition services identified in this Section 7.7 may be provided by a Person or Persons other than TRA. Consequently, the Purchaser undertakes to use its best efforts to bring the services provided under this Section 7.7 in-house or otherwise outsource them as soon as practicable after the Closing Date. In no event shall the Seller be required to provide transition services identified in this Section 7.7 beyond the respective periods specified in Sections 7.7(a), (b) and (c). The Purchaser acknowledges and agrees that employees of the Purchaser shall not have access to any system of the Seller (or any other Person providing transition services) to the extent that information of the Business is not segregated from information of the Seller (or other Person providing transition services). Nothing in this Section 7.7 shall be construed to require that the Seller (or any other Person providing transition services) maintain any person in its employ.


                          SECTION 8:      EMPLOYEE BENEFITS.

                    (a) Except as set forth on Schedule 8(a) on or prior to the Closing Date, the Purchaser shall make offers of employment, effective as of the Closing Date, to all salaried and hourly Employees of the Business. Schedule 8(a) of the Disclosure Schedules sets forth a list of Employees of the Business as of the date hereof. The Purchaser and the Seller acknowledge that the Seller has offered continued employment to John Kemble and, if such offer of employment is accepted by Mr. Kemble on or prior to the Closing Date, the Purchaser shall have no obligation to offer him employment.

                    (b) Except as may otherwise be expressly provided in this subparagraph (b), the employees accepting offers of employment (the "TRANSFERRED EMPLOYEES") shall be treated as newly hired employees of the Purchaser:

                         (i) The Purchaser shall provide such Transferred
Employees with substantially comparable wages and the benefits described on a schedule to be delivered by the Purchaser to the Seller on or before June 15, 1999.

                         (ii) The Transferred Employees shall be eligible to
participate in all employee benefit plans in which similarly situated employees of the Purchaser participate, and the Purchaser and such plans shall recognize such Transferred Employees' service with the Seller prior to the Closing Date for purposes of eligibility and vesting (but not for benefit accrual except that the Purchaser will recognize accrued vacation as of the Closing Date with respect to the Transferred Employees) under the Purchaser's said plans.

                         (iii) The eligibility of Transferred Employees to
participate in the Purchaser's health and life plans shall not be delayed or limited in any way by pre-existing conditions. All claims incurred with regard to any Transferred Employee before the Closing Date and which are covered under the applicable health, life or accidental death and dismemberment plans of the Seller shall be payable under the terms of the applicable plan of the Seller. All other claims incurred with regard to any Transferred Employee and which are covered under the applicable health, life or accidental death or dismemberment plans of the Purchaser shall be payable under the terms of the applicable plan of the Purchaser.

                         (iv) For purposes of the COBRA health continuation of
coverage provisions (hereafter referred to as the "COBRA PROVISIONS") contained in Section 4980 (f) of the Code and in Section 601 through 608 of ERISA, the Transferred Employees shall be considered to have undergone a termination of employment with the Seller. It is the understanding and intention of the Seller and the Purchaser that no group health plan maintained by the Purchaser shall constitute a successor plan to any of the Seller's group health plans and the Purchaser is not a successor employer with respect to any of the Seller's group health plans and the Seller is not a predecessor employer with respect to the Purchaser's group health plans, within the meaning of the COBRA Provisions. It is the further understanding and intention of the Seller and the Purchaser, however, that the health plan coverage to be afforded to the Transferred Employees pursuant to Section 8(b)(iii) shall be coverage that, pursuant to
Section 602(2)(D)(i) of ERISA, terminates any continuation coverage rights the Transferred Employees might otherwise have under the COBRA Provisions as a result of termination of employment with the Seller.

                      SECTION 9:        CLOSING CONDITIONS.

               9.1. Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                    (a) the representations and warranties set forth in Section 4 will be true and correct in all material respects at and as of the Closing
Date:

                    (b) the Seller will have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                    (c) there will not be any action, suit or proceeding pending or threatened before any Governmental Entity or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or (ii) cause any of the transactions contemplated by this Agreement or Ancillary Agreement to be rescinded following consummation;

                    (d) all applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Act will have expired or otherwise been terminated without the objection of any of the relevant federal authorities;

                    (e) the Seller will have delivered to the Purchaser a certificate to the effect that each of the conditions specified above are satisfied in all respects;

                    (f) the Seller will have executed and delivered to the Purchaser the documents identified in Section 3.3;

                    (g) the Seller and Teledyne Japan will have entered into the Teledyne Japan Agreement; and

                    (h) the Seller shall have entered into the Autoliv Purchase Orders.



     The Purchaser may waive any condition specified in this Section 9.1, other than Section 9.1(d), if it executes a writing so stating at or prior to the Closing.


               9.2. Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                    (a) the representations and warranties set forth in Section 5 will be true and correct in all material respects at and as of the Closing Date;

                    (b) the Purchaser will have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                    (c) there will not be any action, suit or proceeding pending or threatened before any Governmental Entity or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation.

                    (d) the Purchaser will have delivered to the Seller a certificate to the effect that each of the conditions specified above is satisfied in all respects;

                    (e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act will have expired or otherwise been terminated without the objection of any of the relevant federal authorities;

                    (f) the Purchaser will have executed and delivered to the Seller the documents identified in Section 3.3; and

                    (g) the Purchaser will have delivered to the Seller the Purchase Price.

     The Seller may waive any conditions specified in this Section 9.2, other than Section 9.2(e), if it executes a writing so stating at or prior to the Closing.

           SECTION 10:       REMEDIES FOR BREACHES OF THIS AGREEMENT.

               10.1. Survival. Except as otherwise provided herein, all of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement relating to the representations and warranties contained in this Agreement will survive the Closing and continue in full force and effect for a period of eighteen (18) months after the Closing Date, provided, however, that (a) the representations and warranties contained in Sections 4.6, 4.19, 4.20 and 4.21 shall survive until the expiration of the applicable statutes of limitations; and (b) the representations and warranties contained in Section 4.2 shall survive indefinitely. Notwithstanding the foregoing, (i) any claims based on fraud or fraudulent misrepresentation shall survive indefinitely, and (ii) any agreements and covenants herein which by the terms of this Agreement survive shall survive as provided in this Agreement.

               10.2. Indemnification Provisions for Benefit of the Purchaser.

                    (a) In the event the Seller breaches any of its representations, warranties or covenants contained in this Agreement and provided that the Purchaser within the applicable survival period makes a written claim for indemnification against the Seller setting forth in reasonable detail the circumstances regarding the claim and, if ascertainable, an estimate of the amount thereof, then the Seller agrees to indemnify, defend and hold the Purchaser harmless from and against the entirety of any losses, expenses (including reasonable attorneys' fees and expenses), costs, damages, fines, penalties and other liabilities (collectively, "LOSSES") the Purchaser or any of its Affiliates, or any of their respective directors, officers, employees, agents or representatives (collectively, the "PURCHASER INDEMNIFIED PARTIES"), suffer to the extent such Losses result from, arise out of or are caused by such breach.

                    (b) The Seller further agrees to indemnify, defend and hold the Purchaser Indemnified Parties harmless from and against any Losses the Purchaser Indemnified Parties suffer to the extent such Losses result from, arise out of, or are caused by any Excluded Liability (which, in the context of Losses arising under Environmental Law shall include, among other Losses subject to Section 10.6, the necessary and reasonable costs of remediation and compliance under any Environmental Law or in connection with any Hazardous Materials); provided, however, that the Seller will not have any obligation to indemnify the Purchaser Indemnified Parties with respect to any such Losses arising (i) from breaches of Sections 4.19, 4.20 or 4.21, (ii) under Environmental Law or (iii) from Excluded Liabilities to the extent such aggregate Losses, together with the Losses subject to indemnification pursuant to Section 10.2(a) above, exceed 50 percent of the Purchase Price (the "LARGER CAP"). Seller's indemnification obligations under this Section 10.2(b) shall survive until the expiration of the applicable statute of limitations with respect to Excluded Liabilities, other than with respect to Losses which are Environmental Losses, as to which the survival period is limited to the five year period set forth in Section 10.6(g).

                    (c) The Seller will not have any obligation to indemnify the Purchaser Indemnified Parties from and against any Losses (i) until the Purchaser Indemnified Parties have suffered Losses by reason of all such breaches which exceed, in the aggregate, one percent (1%) of the Purchase Price (the "THRESHOLD"), after which point the Seller will be obligated to indemnify the Purchaser from and against all Losses suffered by the Purchaser Indemnified Parties relating back to the first dollar of such Losses, provided, however, that Purchaser Indemnified Parties shall have no right to indemnification with respect to any individual Loss which is less than $5,000 (the "Individual Loss Deductible") and no such Loss shall be taken into account in determining whether or the extent to which the 1% of the Purchase Price threshold has been exceeded, or (ii) to the extent the Losses the Purchaser Indemnified Parties have suffered exceed, in the aggregate, an amount equal to $7,500,000 (the "CAP") after which point the Seller will have no obligation to indemnify the Purchaser Indemnified Parties from and against further Losses in excess of such amount except as provided in Section 10.2(b). Notwithstanding the foregoing, (i) the Cap shall not apply to any claims based on fraud or fraudulent misrepresentation, and (ii) the Threshold shall not apply to Losses to the extent such Losses result from, arise out of, or are caused by Excluded Liabilities, provided, however, that the Individual Loss Deductible shall apply to Losses described in this subpart (ii).

                    (d) The foregoing provisions of Section 10.2 shall not govern, limit or restrict Taxes in any respect. The Seller shall indemnify the Purchaser for any Taxes of the Business for periods up to and including the Closing Date that may become liabilities of the Purchaser by operation of law or otherwise. This indemnification obligation and the representations of the Seller in Section 4.6 shall survive until the expiration of the applicable statute of limitation.

               10.3. Indemnification Provisions for Benefit of the Seller.

                    (a) In the event the Purchaser breaches any of its representations, warranties or covenants contained in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement and provided that the Seller makes a written claim for indemnification against the Purchaser setting forth in reasonable detail the circumstances regarding the claim and, if ascertainable, an estimate of the amount thereof, then the Purchaser agrees to indemnify, defend and hold the Seller harmless from and against the entirety of any Losses the Seller or any of its Affiliates, or any of their respective directors, officers, employees, agents or representatives (collectively, the "SELLER INDEMNIFIED PARTIES"), suffer to the extent such Losses result from, arise out of or are caused by such breach.

                    (b) The Purchaser further agrees to indemnify, defend and hold the Seller harmless from and against the entirety of any Losses the Seller Indemnified Parties suffer to the extent such Losses result from, arise out of or are caused by any Assumed Obligations.

                    (c) The Purchaser further agrees to indemnify, defend and hold the Seller harmless from and against the entirety of any Losses the Seller Indemnified Parties suffer to the extent such Losses result from, arise out of or are caused by the operation of the Business or use of the Purchased Assets after the Closing Date.

                    (d) The Purchaser will not have any obligation to indemnify the Seller Indemnified Parties from and against any Losses (i) until the Seller Indemnified Parties have suffered Losses by reasons of all such breaches which exceed, in the aggregate, one percent (1%) of the Purchase Price, after which point the Purchaser will be obligated to indemnify the Seller from and against all Losses suffered by the Seller Indemnified Parties relating back to the first dollar of such Losses; provided, however, that Seller shall have no right to indemnification with respect to any individual Loss which is less than $5,000 and no such Loss shall be taken into account in determining whether or the extent to which the 1% of the Purchase Price threshold has been exceeded, or (ii) to the extent the Losses the Seller Indemnified Parties have suffered exceed, in the aggregate, 50 percent of the Purchase Price, after which point the Purchaser will have no obligation to indemnify the Seller Indemnified Parties from and against further Losses in excess of such amount. Notwithstanding the foregoing, the limitations set forth above shall not apply to any claims based on fraud or fraudulent misrepresentation.

               10.4. Matters Involving Third Parties. If any third party notifies any party hereto (the "INDEMNIFIED PARTY") with respect to any matter which may give rise to a claim for indemnification against the other party hereto (the "INDEMNIFYING Party") under this Section 10, then the Indemnified Party will notify the Indemnifying Party thereof promptly and in any event within 10 days after receiving any written notice from a third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate. In the event the Indemnifying Party notifies the Indemnified Party within 10 days after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of such separate co-counsel to the extent the Indemnified Party reasonably concludes in good faith that the Indemnified Party has defenses available to it that may conflict with those of the Indemnifying Party), (c) the Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably) and (d) the Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

               10.5. Indemnification Limitations. Neither party hereto will be liable to the other hereunder for any punitive or consequential incidental damages (including loss of revenue or income, business interruption, cost of capital or loss of business reputation or opportunity) relating to any claim for which either such party may be entitled to recover under this Agreement (other than indemnification of amounts paid or payable to third parties in respect of any third party claim for which indemnification hereunder is required). Neither the Purchaser nor the Seller will file or otherwise commence any other action, suit or proceeding against the other in respect of this Agreement or the transactions contemplated hereby unless (a) such party notifies the other of its intent to do so and (b) a period commencing with such notice and expiring on the earlier of the date on which a meeting between officers of the Purchaser and the Seller has been completed and 30 days after the date of such notice. Such officers will meet at a mutually convenient time and location during such 30-day period for the purpose of attempting to resolve in good faith the claims described in such notice. No claim for the recovery of Losses based upon breach of any representation, warranty, covenant or agreement may be asserted by Seller

Indemnified Parties or Purchaser Indemnified Parties against the Purchaser or the Seller, as the case may be if any of the Seller Indemnified Parties or the Purchaser Indemnified Parties, as the case may be, had actual conscious knowledge of such breach on or before the Closing Date as a result of the review of a written document.

               10.6 Indemnification for Environmental Matters.

                    (a) With respect to any Losses relating to or arising from any Environmental Law for which the Purchaser seeks indemnity ("ENVIRONMENTAL LOSSES"), the Purchaser shall provide notice to the Seller pursuant to Section
12.9 hereof specifying in reasonable detail, to the extent known, the nature of the Environmental Losses and, if the Losses relate to remedial liability, the estimated amount to remediate the condition giving rise to the Environmental Losses, to the extent it is then quantifiable (which estimate shall not be conclusive of the final amount of any Environmental Losses).

                    (b) The Seller shall have the right to control and investigate and/or remediate any condition giving rise to a claim or demand for indemnification by the Purchaser under this Agreement with respect to any Environmental Losses; provided, however, that if after written notice and a reasonable opportunity to cure the Seller does not exercise such right, the Purchaser may exercise such right. The Seller and its employees, contractors, representatives and agents shall have reasonable access at reasonable times to the Facility for the purpose of conducting any investigation and/or remediation, including any sampling or monitoring required to be performed by the Seller after the Closing Date. The Seller shall use all reasonable efforts to minimize disruption to the Business as a result of conducting any such investigation or remediation. The Seller shall undertake reasonable consultation with the Purchaser with respect to matters materially affecting the Purchaser.

                    (c) The Purchaser shall use reasonable efforts to cooperate with the Seller to minimize costs with respect to Environmental Losses. Nothing in this Agreement shall require the Seller to perform any environmental remediation activities or other environmental testing, sampling or monitoring activities beyond the minimum required by applicable Environmental Laws to permit the use of the Owned Real Property consistent with its current use, which may include leaving Hazardous Materials in place or the use of deed restrictions.

                    (d) The Purchaser and the Seller shall give prompt written notice to each other of any report or other document submitted, whether voluntarily or by requirement of a Government Entity, to a Governmental Entity which describes any Environmental Condition existing prior to the Closing Date. To the extent reasonably possible in the circumstances, the Seller or the Purchaser, as the case may be, shall have the right to review and comment upon any submission to a Governmental Entity which describes or addresses any Environmental Condition for which the Purchaser or the Seller, as the case may be, is claiming indemnification hereunder (and the parties will cooperate with each other in responding to such requests, including making available all relevant records in their possession or under their control), and the relevant party shall revise such submission in accordance with the Seller's or Purchaser's reasonable comments thereon. To the extent reasonably possible in the circumstances, the parties shall give each other prompt written notice of, and the Seller or the Purchaser, as the case may be, and/or its representatives shall have the right to participate in, any phone call or meeting with any Governmental Entity at which any Environmental Condition for which the Purchaser or the

Seller, as the case may be, is claiming indemnification hereunder is to be discussed or addressed in any manner.

                    (e) The Seller shall not have any obligation to indemnify any Purchaser Indemnified Party from and against (i) any Environmental Losses arising from or related to a use of the Facility that is not substantially a continuation of the operation of the Business as conducted on the Closing Date or any business currently operated by the Purchaser, or (ii) any change in the use of the Owned Real Property from industrial use or (iii) any Environmental Losses arising from a more stringent change in any Environmental Law from that which is in effect on the date hereof. Notwithstanding anything to the contrary contained herein, the Seller will not have any obligation to indemnify the Purchaser Indemnified Parties from and against any Environmental Losses (i) which are not asserted by a third party, or (ii) arising with respect to any release of a Hazardous Material by the Purchaser, to the extent resulting from any act or knowing failure to act of the Purchaser, its employees, contractors, representatives or agents to further cause or exacerbate the leaking, migration or release of any Hazardous Materials at the Facility. The Seller will not have any obligation to indemnify the Purchaser with respect to ongoing operation, maintenance, monitoring or reporting costs incurred in connection with any remediation performed by the Seller for which the Purchaser seeks indemnity unless such remediation is required by Environmental Law or by a Governmental Entity. The Purchaser acknowledges that nothing contained herein absolves it of any obligation under any Environmental Law for Environmental Losses with respect to violations of Environmental Laws by the Purchaser, its employees, contractors, representatives or agents.

                    (f) If the Purchaser undertakes environmental remediation activities or other environmental testing, sampling or monitoring activities which are not required by a Governmental Entity or Environmental Law or in response to a third party claim asserting liability for an Environmental Condition at the Facility arising from acts, events or circumstances existing or occurring prior to the Closing, subject to the limitations contained in Section 10.2(c), the Seller shall only be obligated to indemnify the Purchaser in respect of 50 cents out of each dollar of such Environmental Losses, to the extent such Environmental Losses do not exceed $500,000; thereafter, the Seller shall be liable for such Environmental Losses, subject to the limitations of this Section 10.

                    (g) Notwithstanding anything in this Section 10 to the contrary, the Seller's indemnification obligations with respect to Environmental Losses under this Section 10.6 or otherwise, shall automatically terminate on the fifth anniversary of the Closing Date except to the extent of and with respect to claims for indemnification properly made in accordance with this
Section 10 prior to such fifth anniversary.

                    (h) Notwithstanding anything in this Agreement to the contrary (including Section 10.6(g)), Seller's indemnification obligations with respect to Environmental Losses resulting from the Perchlorate-TCE Condition shall not be subject to the limitations set forth in Section 10.2(b), Section 10.2(c) or Section 10.6(g). To the extent that any remediation is necessary with respect to the Perchlorate-TCE Condition, such remediation shall performed in accordance with the other provisions of this Section 10.6.

     10.7. EXCLUSIVE REMEDY. THE INDEMNIFICATION PROVISIONS CONTAINED IN THIS
SECTION 10 WILL CONSTITUTE THE SOLE AND EXCLUSIVE RECOURSE AND REMEDY OF THE PARTIES FOR MONETARY DAMAGES WITH

RESPECT TO ANY BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES OR COVENANTS CONTAINED IN THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR WITH RESPECT TO ANY LOSSES RESULTING FROM, ARISING OUT OF, OR CAUSED BY EXCLUDED LIABILITIES. THE PROVISIONS OF THIS SECTION 10 WILL NOT RESTRICT THE RIGHT OF ANY PARTY TO SEEK SPECIFIC PERFORMANCE OR OTHER EQUITABLE REMEDIES IN CONNECTION WITH ANY BREACH OF ANY OF THE COVENANTS CONTAINED IN THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS. THE PURCHASER ACKNOWLEDGES THAT IT HAS NO RIGHT TO RESCIND THIS AGREEMENT EITHER FOR A BREACH OF CONTRACT OR FOR NEGLIGENT OR INNOCENT MISREPRESENTATION. NOTWITHSTANDING ANY OTHER PROVISIONS OF THE AGREEMENT, THE PROVISIONS OF THIS SECTION 10.7 SHALL NOT APPLY TO EXCLUDE OR LIMIT THE LIABILITY OF THE SELLER TO THE EXTENT THAT ANY CLAIM ARISES BY REASON OF ANY FRAUD OR FRAUDULENT MISREPRESENTATION OF ANY PARTY.

               10.8 Minimizing Losses. Each party agrees to use all commercially reasonable efforts to minimize all Losses for which it may seek indemnification from the other party pursuant to this Section 10, and to minimize the amount of such indemnification obligation by reasonably pursuing the maximum possible insurance recovery or recovery from other available sources with respect to such Losses and nothing herein will in any way diminish each party's common law duty to mitigate its Loss.

                         SECTION 11:       TERMINATION.

               11.1. Termination of Agreement. The parties may terminate this Agreement as provided below:

                    (a) the parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

                    (b) the Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing has not occurred on or before the later of (i) June 30, 1999 and (ii) the fifth full business day after expiration or termination of the waiting period under the Hart-Scott-Rodino Act, unless (x) failure results primarily from the Purchaser itself breaching any representation, warranty or covenant contained in this Agreement, or unless an extension is mutually agreeable to the Seller and the Purchaser; and

                    (c) the Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing if the Closing has not occurred on or before the later of (i) June 30, 1999 and (ii) the fifth full business day after expiration or termination of the waiting period under the Hart-Scott-Rodino Act, unless (x) the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement, or unless an extension is mutually agreeable to the Seller and the Purchaser.

               11.2. Effect of Termination. If any party terminates this Agreement pursuant to Section 11.1, all obligations of the parties hereunder will terminate without liability of any party to the other party (except, subject to the provisions of Section 11.3, for any liability of any party then in breach; it being understood and agreed that upon any termination of this Agreement pursuant to Section 11.1(d) the Seller shall not be deemed to be in breach of this Agreement);

provided that the provisions of Sections 12.1 and 12.3 of this Agreement and the Confidentiality Agreement will survive termination and remain in full force and effect thereafter.

               11.3 Liquidated Damages in Certain Cases. In the event that the Purchaser fails to consummate the acquisition of the Business as contemplated herein in a timely manner notwithstanding its contractual obligations to do so pursuant to the terms hereof (whether or not such failure is in whole or part a result of the Purchaser's inability to raise the $6,500,000 in funds referred to in Section 5.6), the Purchaser will pay to the Seller an amount equal to $4,000,000 as liquidated damages, provided that the Purchaser's failure to perform is not attributable, in whole or part, to Seller's failure to perform its obligations hereunder. The parties acknowledge and agree that in the case of such a termination the calculation of the Seller's damages would be difficult or impossible and that payment of such amount represents reasonable liquidated damages. In the case of any termination of this Agreement pursuant to this
Section 11.3, all obligations of the parties hereunder will terminate without liability of any party to the other party; provided that the provisions of Sections 12.1 and 12.3 of this Agreement and the Confidentiality Agreement will survive termination and remain in full force and effect thereafter.

                        SECTION 12:       MISCELLANEOUS.

               12.1. Press Releases and Announcements. No party will issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing Date without the prior approval of the other party; provided that any party may make any public disclosure it believes in good faith is required by Law or the rules of any national securities exchange or any automated inter-dealer quotation system on which the securities of either party (or any Affiliate thereof) are listed or admitted for trading (in which case the disclosing party will advise the other party at least one business day prior to making such disclosure).

               12.2 Proration of Expenses and Prepaid Items. All accrued expenses and prepaid items associated with the Purchased Assets, such as deposits, advance payments, electricity, gas, water, sewer, telephone, property taxes, security services and similar items, shall be prorated between the Purchaser and the Seller as of the Closing Date.

               12.3. Expenses; Transfer Taxes. Each of the parties hereto will bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. The Seller will pay and hold the Purchaser harmless from payment of all taxes, recording and filing fees applicable to the transfer of the Purchased Assets to the Purchaser.

               12.4. Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Seller and the Purchaser. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of such parties.

               12.5. Successors and Assigns. No party hereto may assign or delegate any of such party's rights or obligations under or in connection with this Agreement without the written consent of the other party hereto, provided that the Purchaser upon written notice to the Seller not less than three business days prior to Closing may assign or delegate its rights and obligations under this Agreement to one or more Affiliates of the Purchaser, provided further, however, such assignment or delegation shall not release the Purchaser of any of its obligations hereunder (including but not limited to the Purchaser's indemnification obligations under Section 10 of this Agreement). Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

               12.6. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition of invalidity, without invalidating the remainder of this Agreement.

               12.7. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

               12.8. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

               12.9. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one business day after the date when sent to the recipient by reputable express courier service (charges prepaid) or two business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Purchaser and the Seller at the respective address indicated below:

                      If to the Purchaser:

                           J.F. Lehman Equity Investors I, L.P.
                           c/o J.F. Lehman & Company
                           450 Park Avenue, Sixth Floor
                           New York, NY  10022
                           Attention:       Donald Glickman
                           Telephone:       (212) 634-1160
                           Telecopier:      (212) 634-1155

                           With a copy to:

                           Gibson Dunn & Crutcher LLP
                           333 South Grand Avenue
                           Los Angeles, California 90071
                           Attention:       Kenneth M. Doran
                           Telephone:       (213) 229-7000
                           Telecopier:      (213) 229-7520

                      If to the Seller:

                           Teledyne Industries, Inc.
                           c/o Allegheny Teledyne Incorporated
                           1000 Six PPG Place
                           Pittsburgh, Pennsylvania  15222
                           Attention:  Jon D. Walton
                           Senior Vice President, General Counsel and Secretary
                           Telephone:       (412) 394-2836
                           Facsimile:       (412) 394-3010


               12.10. No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

               12.11. Entire Agreement. This Agreement, and the documents referred to in it, constitute the entire Agreement and understanding of the parties and supersede any previous agreement between the parties relating to the subject matter of this Agreement. Each of the parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement. The only remedy available to it for breach of the warranties shall be for breach of contract under the terms of this Agreement. Nothing in this sub-clause shall, however, operate to limit or exclude any liability for fraud.

               12.12. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

               12.13. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

               12.14. Bulk Transfer Laws. The Purchaser acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. The Seller hereby covenants and agrees to indemnify and hold the Purchaser harmless from and against any and all liabilities other than Assumed Liabilities which the Purchaser may incur as a result of any failure to comply with any applicable bulk transfer laws in connection with this Agreement.

               12.15. WARN Act. The Purchaser represents and warrants to the Seller that the Purchaser will continue to operate the Business for the period immediately following the Closing Date and the Purchaser will be solely liable for any and all obligations and liabilities arising under the WARN Act with respect to consummation of the transactions contemplated by this Agreement. The Purchaser shall comply with all requirements of the WARN Act in connection with any discharge or lay off of Employees employed in the Business effected after the Closing Date.

               12.16. GOVERNING LAW. WITH RESPECT TO THE SELLER AND THE PURCHASER, ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE.

               12.17. TIME IS OF THE ESSENCE. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

               12.18. Arbitration. Any dispute under this Agreement which is not settled by mutual agreement among the parties hereto shall be finally settled by binding arbitration conducted by and in accordance with the rules then in effect of the American Arbitration Association. The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the parties. Each party shall bear its own costs and attorneys' and witnesses' fees. The arbitration panel shall render its decision upon the basis of written submissions by the parties and any written responses thereto. The award rendered by the arbitration panel, as set forth in writing with the reasons therefor, may include an allocation among the parties of the costs (including legal fees) of the arbitration in such a manner as the arbitration panel deems to be equitable. The arbitration shall be held in New Castle County, Delaware.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement on the date first written above.



                                            TELEDYNE INDUSTRIES, INC.


                                            By:________________________

                                            Name:_________________________

                                            Title:__________________________



                                            J.F. LEHMAN EQUITY INVESTORS I, L.P.

                                            By: JFL INVESTORS, L.L.C.,
                                                  its sole General Partner

                                                 By: ___________________________
                                                        Donald Glickman
                                                        Title:  Managing Member

                                TABLE OF CONTENTS

                                                                                                                Page
Section 1: Definitions............................................................................................1


Section 2: The Transaction........................................................................................6


     2.1 Sale and Purchase of Assets..............................................................................6


     2.2 Excluded Assets..........................................................................................7


     2.3. Assumption of Obligations...............................................................................8


     2.4 Determination and Payment of Consideration..............................................................10


     2.5 Purchase Price Adjustment...............................................................................10


Section 3: Closing and Closing Date..............................................................................12


     3.1. Closing................................................................................................12


     3.2. Closing Date...........................................................................................12


     3.3. Deliveries at the Closing..............................................................................12


     3.4. Allocation of Value....................................................................................12


Section 4: Representations and Warranties of the Seller..........................................................13


     4.1. Organization of the Seller.............................................................................13


     4.2. Authorization of Transaction...........................................................................13


     4.3 Noncontravention; Consents..............................................................................13


     4.4 Business Financial Statements...........................................................................13


     4.5. Subsequent Events......................................................................................14


     4.6. Tax Matters............................................................................................14


     4.7. Contracts..............................................................................................14


     4.8. Owned Real Property....................................................................................15


     4.9. Title..................................................................................................15

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     4.10. Intellectual Property.................................................................................15


     4.11. Litigation............................................................................................16


     4.12. Employee Benefits.....................................................................................16


     4.13. Labor Relations.......................................................................................16


     4.14. Environmental Matters.................................................................................17


     4.15. Legal Compliance......................................................................................17


     4.16. Permits...............................................................................................17


     4.17.  Adequacy and Completeness of Purchased Assets........................................................17


     4.18. Customers and Suppliers...............................................................................18


     4.19. Government Contracts..................................................................................18


     4.20. Certain Business Practices............................................................................19


     4.21. Product Liability.....................................................................................19


     4.22. Inventory.............................................................................................19


     4.23. Accounts Receivable...................................................................................19


     4.24. Brokers' Fees.........................................................................................20


     4.25. LIMITED WARRANTIES....................................................................................20


Section 5: Representations and Warranties of the Purchaser.......................................................20


     5.1. Organization of the Purchaser..........................................................................20


     5.2. Authorization of Transaction...........................................................................20


     5.3. Noncontravention; Consents.............................................................................20


     5.4. Litigation.............................................................................................21


     5.5. Brokers' Fees..........................................................................................21


     5.6 Financing...............................................................................................21


Section 6: Pre-Closing Covenants.................................................................................21


     6.1. General................................................................................................21

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

     6.2. Notices and Consents...................................................................................21


     6.3. Carry on in Regular Course.............................................................................22


     6.4. Contracts and Commitments..............................................................................22


     6.5. Sale of Capital Assets.................................................................................22


     6.6. Access.................................................................................................22


     6.7. Tax Matters............................................................................................22


     6.8. Notice of Developments; Disclosure Schedules; Updating Disclosure Schedules............................23


     6.9. Year 2000..............................................................................................24


Section 7: Post-Closing Covenants................................................................................24


     7.1. General................................................................................................24


     7.2. Post-Closing Consents; Nonassignable Contracts.........................................................24


     7.3. Litigation Support; Tax Return Preparation; Records Retention; Transitional Services...................25


     7.4. Signage and Labels.....................................................................................27


     7.5. Covenant Not to Compete................................................................................27


     7.6. Warranty Obligations...................................................................................28


     7.7 Transition Services.....................................................................................28


Section 8: Employee Benefits.....................................................................................29


Section 9: Closing Conditions....................................................................................30


     9.1. Conditions to Obligation of the Purchaser..............................................................30


     9.2. Conditions to Obligation of the Seller.................................................................31


Section 10: Remedies for Breaches of this Agreement..............................................................32


     10.1. Survival..............................................................................................32


     10.2. Indemnification Provisions for Benefit of the Purchaser...............................................32


     10.3. Indemnification Provisions for Benefit of the Seller..................................................33


     10.4. Matters Involving Third Parties.......................................................................34

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
     10.5. Indemnification Limitations...........................................................................34


     10.6 Indemnification for Environmental Matters..............................................................35


     10.7. EXCLUSIVE REMEDY......................................................................................36


     10.8 Minimizing Losses......................................................................................37


Section 11: Termination..........................................................................................37


     11.1. Termination of Agreement..............................................................................37


     11.2. Effect of Termination.................................................................................37


     11.3 Liquidated Damages in Certain Cases....................................................................38


Section 12: Miscellaneous........................................................................................38


     12.1. Press Releases and Announcements......................................................................38


     12.2 Proration of Expenses and Prepaid Items................................................................38


     12.3. Expenses; Transfer Taxes..............................................................................38


     12.4. Consent to Amendments.................................................................................38


     12.5. Successors and Assigns................................................................................38


     12.6. Severability..........................................................................................39


     12.7. Counterparts..........................................................................................39


     12.8. Descriptive Headings..................................................................................39


     12.9. Notices...............................................................................................39


     12.10. No Third-Party Beneficiaries.........................................................................40


     12.11. Entire Agreement.....................................................................................40


     12.12. Construction.........................................................................................40


     12.13. Incorporation of Exhibits and Schedules..............................................................40


     12.14. Bulk Transfer Laws...................................................................................40


     12.15. WARN Act.............................................................................................40


     12.16. GOVERNING LAW........................................................................................41

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
     12.17. TIME IS OF THE ESSENCE...............................................................................41


     12.18. Arbitration..........................................................................................41

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A:                 Form of Bill of Sale

Exhibit B:                 Form of Deed

Exhibit C:                 Form of Assignment Agreement of Patents

Exhibit D:                 Form of Assignment and Assumption Agreement

Exhibit E:                 Allocation of Purchase Price



Schedule 1.1:              Persons with Knowledge

Schedule 1.2:              Permitted Liens

Schedule 2.1(a):           Purchased Assets Not At Facility

Schedule 2.1(d):           Contracts to be Transferred

Schedule 2.2(b):           Certain Excluded Assets

Schedule 2.3(a)(i):        Assumed Contracts

Schedule 2.5(a):           Reference Statement

Schedule 4.3:              Required Consents

Schedule 4.4:              Financial Statements

Schedule 4.5:              Material Adverse Changes

Schedule 4.7:              Contracts

Schedule 4.8:              Owned Real Property

Schedule 4.10:             Intellectual Property

Schedule 4.11:             Litigation

Schedule 4.12:             Employee Benefits

Schedule 4.13:             Labor Relations

Schedule 4.14:             Environmental Matters

Schedule 4.15:             Legal Compliance

Schedule 4.16:             Permits

Schedule 4.17              Adequacy and Completeness of Purchased Assets

Schedule 4.18:             Customers and Suppliers

Schedule 4.19              Government Contracts

Schedule 4.21:             Product Liability

Schedule 7.2(b):           Contracts Requiring Third Party Consent to Transfer

Schedule 8(a):             Employees of Business